Exhibit 10.2

Loan No. 31-0909757

LOAN AGREEMENT

by and between

THE ENTITIES SET FORTH ON SCHEDULE 1,

collectively, as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

and

BANK OF AMERICA, N.A.,

collectively, as Lender

Dated as of: June 25, 2010

Dividend Capital Fixed Rate Office Portfolio

Document Prepared By:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: James P. Carroll, Esq.

i

7.16	QUALIFICATION, NAME; EXISTENCE	24
7.17	ALTERATIONS	24
7.18	COMPLIANCE WITH PATRIOT ACT	25
7.19	ACCESS TO PROPERTY	25
7.20	NOTICE OF DEFAULT	25
7.21	COOPERATE IN LEGAL PROCEEDINGS	25
7.22	PERFORMANCE BY BORROWER	25
7.23	ESTOPPEL CERTIFICATES	26
7.24	INTENTIONALLY OMITTED	26
7.25	NO JOINT ASSESSMENT	26
7.26	REA COVENANTS	27

ARTICLE 8. FINANCIAL COVENANTS		27

8.1	STATEMENTS REQUIRED	27
8.2	FORM; WARRANTY	28
8.3	CHARGE FOR LATE DELIVERY	28

ARTICLE 9. DEFAULTS AND REMEDIES		29

9.1	DEFAULT	29
9.2	ACCELERATION	30
9.3	RIGHTS AND REMEDIES	30

ARTICLE 10. NO PREPAYMENT - DEFEASANCE ONLY		30

ARTICLE 11. DEFEASANCE - FULL OR PARTIAL		31

ARTICLE 12. INSURANCE		35

12.1	REQUIRED INSURANCE	35
12.2	ADDITIONAL INSURANCE	38
12.3	POLICY REQUIREMENTS	38
12.4	MAINTENANCE OF INSURANCE	39
12.5	TERRORISM COVERAGE	39
12.6	CERTAIN RIGHTS OF LENDER	40
12.7	CASUALTY AND CONDEMNATION; RESTORATION PROCEEDS	40
12.8	RESTORATION	41
12.9	DISBURSEMENT	42

ARTICLE 13. INDEMNITY		43

13.1	INDEMNITY	43
13.2	DUTY TO DEFEND, LEGAL FEES AND OTHER FEES AND EXPENSES	43
13.3	MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION	43
13.4	ERISA INDEMNIFICATION	44
13.5	SPECIAL SERVICING	44

ARTICLE 14. TRANSFER AND SUBSTITUTION OF PROPERTY		44

14.1	TRANSFER OF PROPERTY; ASSUMPTION OF LOAN	44
14.2	SUBSTITUTION	45

ARTICLE 15. DUE ON SALE/ENCUMBRANCE		51

15.1	DUE ON SALE/ENCUMBRANCE	51

15.2	REPLACEMENT MEZZANINE DEBT	53

ARTICLE 16. MISCELLANEOUS PROVISIONS		54

16.1	FORM OF DOCUMENTS	54
16.2	NO THIRD PARTIES BENEFITED	54
16.3	NOTICES	54
16.4	ONGOING CREDIT AUTHORIZATION	54
16.5	ATTORNEY-IN-FACT	54
16.6	ACTIONS	54
16.7	RIGHT OF CONTEST	55
16.8	RELATIONSHIP OF PARTIES	55
16.9	DELAY OUTSIDE LENDER’S CONTROL	55
16.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	55
16.11	IMMEDIATELY AVAILABLE FUNDS	56
16.12	LOAN SALES AND LOAN PARTICIPATIONS; DISCLOSURE OF INFORMATION	56
16.13	LENDER’S AGENTS	57
16.14	AUTHORIZATION TO FILE FINANCING STATEMENTS	57
16.15	TAX SERVICE	57
16.16	ADVERTISING	57
16.17	COMMERCIAL LOAN	57
16.18	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY	57
16.19	SEVERABILITY	58
16.20	INTENTIONALLY OMITTED	58
16.21	HEADINGS	58
16.22	SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL LIABILITY	58
16.23	GOVERNING LAW; JURISDICTION	58
16.24	WAIVER OF RIGHT TO TRIAL BY JURY	59
16.25	INTEGRATION; INTERPRETATION	60
16.26	COUNTERPARTS	60
16.27	AMENDMENTS	60
16.28	CONSENTS AND APPROVALS; CONSTRUCTION	60
16.29	BRING DOWN OF REPRESENTATIONS; SURVIVAL OF WARRANTIES; CUMULATIVE	60
16.30	INTENTIONALLY OMITTED	61
16.31	INTENTIONALLY OMITTED	61
16.32	INTENTIONALLY OMITTED	61
16.33	EXHIBITS; SCHEDULES	61
16.34	CONFLICT	61
16.35	SECURITIZATION INDEMNIFICATION	61
16.36	BORROWER WAIVERS	64
16.37	REMEDIES OF BORROWER	64
16.38	MULTIPLE BORROWERS	64
16.39	CO-LENDERS	65

EXHIBITS AND SCHEDULES

Exhibit A	–	Definitions
Exhibit B	–	Property/Legal Description/Address/Information
Exhibit C	–	List of Loan Documents and Closing Documents
Exhibit D	–	Litigation Disclosures
Exhibit E	–	Additional Impounds
Exhibit E.1	–	List of Work
Exhibit E.2	–	Designated TI Impound Amount

Exhibit F	–	Allocated Loan Amount for each Individual Property
Exhibit G	–	Additional Insurance Provisions
Schedule 1	–	Borrowers
Schedule 5.1(v)		Description of REA’s
Schedule A-10	–	Property Managers/Tenant Managers

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into June 25, 2010, by and between THE ENTITIES SET FORTH ON SCHEDULE 1 (each, a “Borrower” and, collectively, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, together with its successors and assigns, and BANK OF AMERICA, N.A., together with its successors and assigns (each, a “Co-Lender” and collectively, “Lender”).

R E C I T A L S

Borrower desires to borrow from Lender, and Lender agrees to loan to Borrower, the amounts described below pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. DEFINITIONS

1.1	DEFINED TERMS.

Unless otherwise defined in the text of this Agreement, the capitalized terms generally used in this Agreement shall have the meanings defined or referenced in Exhibit A attached hereto and incorporated herein for all purposes.

ARTICLE 2. LOAN; LOAN DOCUMENTS; SECURITY

2.1	LOAN.

(a)	Subject to the terms of this Agreement, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the maximum principal sum of TWO HUNDRED NINETY-TWO MILLION AND 00/100THS DOLLARS ($292,000,000.00), which sum shall be composed of $185,000,0000.00 as the initial advance (“Initial Advance”) and $107,000,000.00 as the Earn-Out Advance (as defined below), which sums shall be evidenced by the Note. The Loan shall be secured by the security interests and liens granted pursuant to certain of the Security Documents as more particularly set forth therein. Interest shall accrue, and be payable, in respect of the Loan as provided herein below.

(b)	Lender shall disburse to the Borrower an amount equal to $107,000,000.00 (the “Earn-Out Advance”) of the Loan provided the Borrower satisfies the following conditions to Lender’s reasonable satisfaction:

(i)	No Default exists on the date of disbursement of the Earn-Out Advance;

(ii)	Borrower delivers to Lender at least ten (10) days prior to the date of the Earn-Out Advance (the “Earn-Out Disbursement Date”) written notice requesting the Earn-Out Advance, provided, however that the Earn-Out Disbursement Date is no later than sixty (60) days from the date hereof. If any such notice shall have been given by Borrower, Borrower shall be permitted to revoke such notice in writing on or prior to the Earn-Out Disbursement Date, provided Borrower pays all of Lender’s reasonable third party expenses incurred in connection with the proposed Earn-Out Advance. Notwithstanding the foregoing, if the conditions to the Earn-Out Advance set forth in this Section 2.1(b) are satisfied within the sixty (60) day period set forth above, Borrower shall be required to accept the Earn-Out Advance and the Northrop VA Property shall be included as a Property and be encumbered by the liens created pursuant to the Loan Documents;

(iii)

iStar NG LP, a Delaware limited partnership (“LP Owner”) or a Delaware limited liability company wholly owned, directly or indirectly, by TRT NOIP Fixed Real Estate Holdco, a Delaware limited liability company, (either such entity, “Northrop VA Borrower”) shall join each of the Loan Documents as a borrower thereto and shall deliver to Lender a Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), an Absolute Assignment of Leases and Rents and financing statements, each in form and substance as such documents delivered with respect to the other Properties as of the date hereof, encumbering the Northrop VA Property;

(iv)	Borrower shall enter into such amendments to the Loan Documents necessary to reflect the Earn-Out Advance, including, but not limited to, amendments to the Mortgages relating to applicable recording and/or intangible taxes for the Properties located at 1600-1601 SW 80th Street, Plantation, Florida, 3201 Columbia Road, Richfield, Ohio, and 11493 Sunset Hills Road, Reston, Virginia;

(v)	Borrower shall deliver to Lender a letter executed by Northrop VA waiving its right of first offer to purchase the Northrop VA Property under its Lease in connection with the purchase by Northrop VA Borrower of the Northrop VA Property (or purchase at the closing (1) by TRT NOIP Colshire - McLean GP LLC, a Delaware limited liability company, of the general partner interests of LP Owner held by iStar NG GenPar Inc., a Delaware corporation and (2) by TRT NOIP Colshire - McLean LLC, a Delaware limited liability company, of the limited partner interests of LP Owner held by iStar NG Inc., a Delaware corporation), which such letter shall be in form and substance satisfactory to Lender in its reasonable discretion;

(vi)	Northrop VA Borrower shall deliver to Lender (1) an officer’s certificate certifying that there have been no material changes to the Northrop VA Property since the date of June 4, 2010, as set forth on that certain survey delivered to Lender prior to the date hereof and (2) title insurance, in form and substance delivered on the date hereof with regards to the other Properties, with respect to the Northrop VA Property (A) insuring that no encumbrances affect the Northrop VA Property other than Permitted Encumbrances (and with respect to clause (b) of the definition of Permitted Encumbrances, no material changes to such encumbrances other than as set forth in that certain pro-forma title policy delivered to Lender on or prior to the date hereof), (B) in the amount of the Earn-Out Advance disbursed to the Borrower, subject to adjustment (up to 125%) in the event a tie-in endorsement is not obtained and (C) shall contain such endorsements as are reasonably required by Lender with respect to the other Properties previously encumbered by the Mortgages;

(vii)	Borrower shall deliver to Lender updated tie-in endorsements, me-too endorsements and such other revisions to the title insurance policies issued to Lender on the date hereof with respect to the other Properties to reflect the Earn-Out Advance, to the extent any of the foregoing is available in the states where the Properties are located;

(viii)	Northrop VA Borrower shall deliver to Lender with respect to the Northrop VA Property and the Northrop VA Borrower updates to the local law enforceability opinion, the New York enforceability opinion, the insolvency opinion and Delaware state law opinions, each delivered to Lender at closing, in form and substance reasonably acceptable to Lender;

(ix)	Borrower shall deliver such other certificates, amendments to organizational documents, and other documents as may be reasonably requested by Lender to reflect the Earn-Out Advance;

(x)

If the Earn-Out Disbursement Date occurs prior to the Due Date occurring in August, 2010, then Borrower shall pay to Lender on the Due Date occurring in August, 2010, the P&I Payment Amount as set forth in clause (ii) of the definition thereof, less an amount equal to interest on the amount of the Earn-Out Advance calculated at the Note Rate for the number of days occurring in July, 2010, prior to the Earn-Out Disbursement Date. If the Earn-Out Disbursement Date occurs on or after the Due Date occurring in August, 2010, then Borrower shall pay to Lender (A) on the Earn-Out Disbursement Date an amount equal to $101,899.04 which represents the principal payment that would have been due on the Due Date occurring in August, 2010, with respect to the Earn-Out Advance, and (B) on the Due Date occurring in September, 2010, the P&I Payment Amount as set forth in clause (ii) of the definition thereof, less an amount equal to interest on the amount of the Earn-Out Advance calculated at the Note Rate for the number of days occurring in August, 2010 prior to the Earn-Out Disbursement Date; and

(xi)	Borrower pays all of Lender’s third-party costs (including reasonable attorney’s fees) with respect to the Earn-Out Advance. Lender shall reasonably cooperate with Borrower in structuring the mortgages and the Earn-Out Advance transaction so as to minimize recordation and mortgage taxes, including such taxes in the Commonwealth of Virginia, and title insurance premiums.

2.2	INTEREST; PAYMENTS.

(a)	Interest Accrual. Interest on the outstanding principal balance of the Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis. For the avoidance of doubt, interest will accrue only on the Initial Advance commencing on the date hereof until such time as the Earn-Out Advance is made.

(b)

Payments. Monthly payments, each in the P&I Payment Amount, shall commence on the First P&I Due Date and continue on each Due Date thereafter. In addition, if the Disbursement Date is not the first (1st) day of a calendar month, an interest-only payment pursuant to subsection (a) above shall be due on the Disbursement Date for interest due from and including the Disbursement Date to the last day of the month ending prior to the First Due Date. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and payable in full. All interest shall be paid in arrears. Except as otherwise specifically provided in this Agreement or the other Loan Documents, all payments and deposits due under the Note or the other Loan Documents shall be made to Lender not later than 2:00 p.m., California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

(c)	Acknowledgments. Borrower acknowledges that the P&I Payment Amount was determined using a 30/360 Basis despite the fact that interest on the Note accrues on an Actual /360 Basis. Interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (a) a greater portion of each monthly installment of principal and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis; and (b) the unpaid principal balance of the Note on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

(d)	Application of Payments. All payments paid by Borrower to Lender in connection with the obligations of Borrower under this Agreement and under the other Loan Documents shall be applied in the order of priority as set forth in the Cash Management Agreement. The P&I Payment Amount shall be applied (a) first, to accrued but unpaid interest on the Note; and (b) second, to the unpaid principal balance of the Note. Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and during the continuance of a Default, Borrower agrees that Lender shall have the continuing exclusive right to apply any payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

2.3	LATE CHARGE; DEFAULT RATE.

(a)

Late Charge. If all or any portion of any payment (including, without limitation, any payment of any interest, the P&I Payment Amount, Impounds or other deposit(s)) required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the day on which the payment is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to four percent (4%) of the amount of such unpaid payment (herein called “Late Charge”). If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the first (1st) day of a calendar month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 2.3 are a reasonable estimate of such expenses.

(b)	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on the Loan shall bear interest at the Default Rate.

2.4	MAXIMUM RATE PERMITTED BY LAW.

Neither this Agreement, the Note nor any of the other Loan Documents shall be construed to require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Agreement, the Note or any of the other Loan Documents or if this Agreement, the Note or any of the other Loan Documents shall be adjudicated to provide for such excess, Borrower shall not be obligated to pay such excess notwithstanding any other provision of the Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by applicable law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of the Loan.

2.5	LOAN DOCUMENTS.

Borrower shall deliver to Lender concurrently with this Agreement each of the Loan Documents, properly executed and in recordable form, as applicable.

2.6	SECURITY.

The Loan and all obligations of Borrower arising hereunder and under the other Loan Documents shall be secured by (i) the Mortgage creating a senior priority lien on the Property and the Collateral, (ii) the other Loan Documents and any security interests and liens created thereby, and (iii) the Impounds established pursuant to this Agreement. Notwithstanding the foregoing or anything contained in this Agreement or the other Loan Documents to the contrary, it is expressly understood and acknowledged by the parties hereto that neither the Guaranty nor the Hazardous Materials Indemnity Agreement shall constitute security for the Loan.

ARTICLE 3. BORROWER’S LIABILITY

3.1	BORROWER’S LIABILITY.

(a)	Limitation. Except as otherwise provided in this Article 3, Lender’s recovery against Borrower under this Agreement and the other Loan Documents shall be limited solely to the Property and the Collateral.

(b)

Exceptions; Limited Liability. Nothing contained in this Article 3 or elsewhere in this Agreement or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed to Lender for any Losses (defined below) incurred by Lender with respect to any of the following matters: (i) fraud or intentional or willful material misrepresentation by Borrower or Guarantor, or any Affiliate of Borrower or Guarantor under the control of Borrower or Guarantor, respectively; (ii) commission of a criminal act by Borrower, Guarantor, or any Affiliate of Borrower or Guarantor under the control of Borrower or Guarantor, respectively, which results in a forfeiture of the Property; (iii) material intentional physical waste of the Property or the Collateral; (iv) failure to pay property or other taxes, assessments assessed against the Property or charges which could become Liens on the Property (other than (x) amounts paid to Lender for taxes, assessments or charges pursuant to Impounds and where Lender elects (during the continuance of a Default or otherwise) not to apply such funds toward payment of the taxes, assessments or charges owed or (y) taxes, assessments or charges owed that are contested strictly in accordance with the terms of the Loan Documents) to the extent that the revenue from the Property is sufficient to pay such amount; (v) failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto; (vi) failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Loan; (vii) failure to apply any rents, royalties, accounts, revenues, income, issues and profits which are collected or received by Borrower during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of either (A) such indebtedness or other sums due Lender or (B) the normal and necessary operating expenses of the Property; (viii) any breach by Borrower of any covenant in this Agreement or in the Mortgage regarding Hazardous Materials or in any indemnity or other agreement regarding Hazardous Materials executed by Borrower in favor of Lender in connection with the Loan (including, without limitation, the Hazardous Materials Indemnity Agreement), or any representation or warranty of Borrower regarding Hazardous Materials contained therein proving to have been untrue in any material respect when made; (ix) any transfer taxes (or similar fees or taxes) incurred in connection with a transfer of the Property resulting from a foreclosure of the Mortgage or a deed-in-lieu of foreclosure of the Property; (x) Borrower’s failure to comply with the provisions of Sections 5.2 (to the extent such failure to comply in itself, or in the aggregate with other violations of Section 5.2 results in the substantive consolidation of Borrower) or Section 16.35 of this Agreement; (xi) Borrower’s or Guarantor’s failure to satisfy the Indemnification Obligations (as defined in the Lockbox Agreement) pursuant to the terms of the Lockbox Agreement; (xii) Borrower’s failure to deliver the Letter of Credit Assignment in accordance with the terms of Section 7.4(g) of this Agreement or (xiii) a material misrepresentation with respect to the representations in Section 5.3 hereof. The term “Losses” as used herein shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, but not limited to, reasonable legal fees and other costs of defense).

(c)	Exceptions; Full Recourse. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement or the other Loan Documents, the limitation on recourse set forth in Article 3.1(a) and (b) above shall be null and void and completely inapplicable, and Borrower shall be fully and personally liable for the payment and performance of all obligations set forth in this Agreement and the other Loan Documents, including the payment of all principal, interest and other amounts under the Note, (i) in the event the Property or the Collateral shall become an asset in (x) a voluntary bankruptcy or insolvency proceeding or other voluntary Material Action, or (y) an involuntary bankruptcy or insolvency proceeding or other involuntary Material Action, which, in either case, is consented to or colluded by Borrower, Guarantor, or an Affiliate of Borrower, or Guarantor controlled by Borrower or Guarantor, respectively, or filed by Borrower or Guarantor or an Affiliate of Borrower or Guarantor controlled by Borrower or Guarantor, respectively, and which is not dismissed within ninety (90) days of filing; or (ii) in the event of a Default resulting from a Prohibited Property Transfer or a Prohibited Equity Transfer (excluding, however, any default under, or violation of, the terms of Section 7.4 of this Agreement).

(d)

No Waiver, Release or Impairment. Nothing contained in this Article 3 shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrower under the Loan Documents, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its rights and remedies under the Loan

Documents and under any guaranty or indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Agreement or in the other Loan Documents.

(e)	Prevail and Control. The provisions of this Article 3 shall prevail and control over any contrary provisions elsewhere in this Agreement or the other Loan Documents.

ARTICLE 4. IMPOUNDS

4.1	TAX IMPOUND.

Borrower shall deposit with Lender the following amounts (collectively, “Tax Impound”): $134,748.00 on the Disbursement Date, and on each Due Date thereafter commencing with the First P&I Due Date, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay the real estate taxes and assessments payable by Borrower with respect to the Property (collectively, “Taxes”) at least thirty (30) days prior to each date on which Taxes become delinquent (“Delinquency Date”). The initial estimated monthly amount to be deposited by Borrower for Taxes on each Due Date is $40,374.00. If Lender reasonably determines at any time that the Tax Impound will not be sufficient to pay any Taxes at least thirty (30) days prior to the Delinquency Date, Lender shall notify Borrower of such determination in writing and Borrower shall deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than thirty (30) days prior to the Delinquency Date, Borrower shall deposit the amount of such deficiency with Lender not more than three (3) Business Days after Borrower’s receipt of such notice, but in no event later than the Business Day immediately preceding the Delinquency Date. So long as no Default exists, Lender shall apply the Tax Impound to the payment of the Taxes. Deposits into the Tax Impound shall be waived, provided no Default is continuing, with respect to any Taxes which a tenant is required to pay directly to the taxing authority pursuant to the terms of its Lease, provided (i) Borrower delivers, or causes to be delivered to Lender, evidence of the timely payment of such Taxes, (ii) such tenant has exercised all applicable renewal terms under its Lease within the time such renewals are required to be exercised and (iii) such tenant is not in material default of its obligations under its Lease beyond all applicable notice and cure periods.

4.2	INSURANCE IMPOUND.

Borrower shall deposit with Lender the following amounts (collectively, “Insurance Impound”): $0 on the Disbursement Date, and on each Due Date thereafter commencing with the First P&I Due Date, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay the premiums for insurance required to be maintained by Borrower hereunder (“Insurance Premiums”) at least thirty (30) days prior to the date on which the current such insurance policies expire (“Insurance Expiration Date”). The initial estimated monthly amount to be deposited by Borrower for Insurance Premiums on each Due Date is $0. If Lender reasonably determines at any time that the Insurance Impound will not be sufficient to pay the Insurance Premiums at least thirty (30) days prior to the Insurance Expiration Date, Lender shall notify Borrower of such determination in writing and Borrower shall deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than thirty (30) days prior to the Insurance Expiration Date, Borrower shall deposit the amount of such deficiency with Lender not more than three (3) Business Days after Borrower’s receipt of such notice, but in no event later than the day immediately preceding the Insurance Expiration Date. So long as no Default exists, Lender shall apply the Insurance Impound to the payment of the Insurance Premiums. Deposits into the Insurance Impound shall be waived (i) for any Property covered by a blanket insurance policy which complies with the requirements of Article 12, and (ii) provided no Default is continuing, with respect to any Insurance Premiums which a tenant is required to pay directly to the insurance provider pursuant to the terms of its Lease, provided (x) Borrower delivers, or causes to be delivered to Lender, evidence of the timely payment of such Insurance Premiums, (y) such tenant has exercised all applicable renewal terms under its Lease within the time such renewals are required to be exercised and (z) such tenant is not in material default of its obligations under its Lease beyond all applicable notice and cure periods.

4.3	ADDITIONAL IMPOUNDS.

Borrower shall deposit with Lender any additional Impounds in the manner prescribed in Exhibit E attached hereto.

4.4	CASH MANAGEMENT AGREEMENT.

(a)	Borrower shall enter into the Lockbox Agreement which shall govern the collection of Gross Income and transfer of Gross Income into an account established under the Cash Management Agreement.

(b)	Borrower shall enter into the Cash Management Agreement which shall govern the holding and disbursement of Gross Income during the term of the Loan.

(c)	In the event of a Cash Trap Event Period (as defined in the Cash Management Agreement), all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Reserve Account (as defined in the Cash Management Agreement), as more particularly set forth in Section 2.5(b) of the Cash Management Agreement.

4.5	GENERAL.

All deposits required to be made by Borrower under this Article 4, including, without limitation, the additional impounds set forth on Exhibit E attached hereto, if any, are herein collectively called “Impounds.” For so long as any of the Impounds required under this Section 4 are in effect and if Lender reasonably determines that an Impound was not estimated properly and a deficiency exists, Lender shall notify Borrower of such deficiency in writing and Borrower shall deposit or cause the applicable tenant to deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice. Lender shall have the right, upon prior advance written notice and subject to the tenant’s rights under its Lease, to enter upon the Property at all reasonable times, including without limitation, prior to any disbursement of Impounds, to inspect any work in process and/or completed for which Impounds are now or hereafter required, but Lender shall not be obligated to supervise or inspect any such work or to inform Borrower or any third party regarding any aspect of any such work. Borrower shall pay to Lender all reasonable out-of-pocket third party costs and expenses paid or incurred by Lender from time to time in connection with any request of Borrower for a disbursement of funds from the Impounds (other than the Tax Impound and the Insurance Impound). Borrower authorizes Lender to disburse directly to Lender, from the Impounds or from funds to be disbursed to Borrower from the Impounds, such sums as may be necessary, at any time and from time to time, to pay all such reasonable third-party costs and expenses.

4.6	GRANT OF SECURITY INTEREST; APPLICATION OF FUNDS.

As security for payment of the Loan and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Impounds. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Impound (or account in which such Impounds are held), or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements to be filed thereon, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of a Default, Lender may apply all or any part of the Impounds against the amounts outstanding under the Loan in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the liens and security interests securing the Loan or exercise its other rights under the Loan

Documents. The Impounds shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the foregoing Impounds except for the Tax Impound and the Insurance Impound (for which no interest shall be paid) shall be at a rate established by Lender or its servicing agent, which may or may not be the highest rate then available, shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of Borrower’s obligations under the Loan Documents, all remaining Impounds, if any, shall be promptly disbursed to Borrower.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1	REPRESENTATIONS AND WARRANTIES.

As a material inducement to Lender’s entry into this Agreement, each Borrower, as to itself, represents and warrants to Lender as of the Effective Date:

(a)	Legal Status. Each of Borrower and, if its managing Person such as a general partner, manager, managing member, or similar Person (each, a “Managing Entity”) is an entity formed or organized under the laws of any Governmental Authority, each such Managing Entity, is duly formed or organized and existing and in good standing under the laws of the state in which such entity is formed or organized. Borrower and, if applicable, its Managing Entity, is currently qualified or licensed (as applicable) and shall remain qualified or licensed to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed under applicable law (including, as to Borrower and, if required by the law of such jurisdiction, its Managing Entity, the jurisdiction in which the Property is located).

(b)	Authorization and Validity. The execution and delivery of the Loan Documents to which Borrower is a party have been duly authorized by Borrower and the Loan Documents constitute valid and binding obligations of Borrower or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity.

(c)	Violations. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation applicable to the Borrower and/or the Property, or result in any breach or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound.

(d)	Litigation. There are no pending or to Borrower’s knowledge threatened (in writing) actions, claims, investigations, suits or proceedings before any Governmental Authority, court or administrative agency which would have a Material Adverse Effect other than as described on Exhibit D attached hereto.

(e)	Financial Statements. The financial statements of Borrower and of Guarantor previously delivered by Borrower to Lender: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan, or other accounting standards approved by Lender. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered which would have a Material Adverse Effect, except as previously disclosed in writing by Borrower or Guarantor to Lender.

(f)

Reports. To the best of Borrower’s knowledge, all reports, documents, instruments and written information delivered by Borrower or Guarantor to Lender in connection with the Loan, as of the date delivered: (i) are correct in all material respects and sufficiently complete to give Lender accurate knowledge of their subject matter thereof; and (ii) do not contain any material misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading in any material respect.

(g)	Income Taxes. There are no pending assessments or adjustments of Borrower’s income tax payable with respect to any year.

(h)	Subordination. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations under the Note to an obligation owed to another party.

(i)	ERISA Matters. Borrower is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to individually and collectively as a “Plan”). Borrower’s assets do not constitute “plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Borrower will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets,” and Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.” No Lease is a Plan or an entity whose assets constitute such “plan assets,” and Borrower will not enter into any Lease with a Plan or an entity whose assets constitute such “plan assets.” With respect to the Loan, Borrower is acting on Borrower’s own behalf and not on account of or for the benefit of any Plan.

(j)	Leases; Rent Roll. Except as disclosed in the rent roll relating to the Property (the “Rent Roll”) and the aging report and tenant estoppels relating to the Property, each delivered to and approved by Lender in connection with the closing of the Loan, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) to Borrower’s knowledge, all Payments due have been paid in full and no tenant is in arrears in its payment of any Payments; (f) none of the Payments reserved in the Leases have been assigned or otherwise pledged or hypothecated by Borrower; (g) to Borrower’s knowledge, none of the Payments have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Payments and Borrower has no monetary obligation to any tenant under any Lease; (j) Borrower has received no notice from any tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the tenants under the Leases other than expressly set forth in each Lease; (l) the Leases are valid and enforceable against Borrower and the tenants set forth therein; (m) other than with respect to those Leases set forth on Schedule 5.1(j), attached hereto, no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (n) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (o) to Borrower’s knowledge, no tenants have exercised any right to “go dark” that they may have under their Leases; (p) all security deposits relating to the Leases reflected on the certified rent roll delivered to Lender have been collected by Borrower; (q) other than as identified on Exhibit E-2 attached hereto, no brokerage commissions or finders fees are due and payable regarding any Lease; (r) each tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (s) no tenant under any Major Lease is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

(k)	Compliance with Laws; Permits. To the Borrower’s knowledge, the Property complies in all material respects with all applicable federal, state and local laws, rules and regulations. Either Borrower or the tenant under the applicable Lease, as applicable, holds all permits, franchises, licenses and other authorizations necessary to enable the Property to be operated in compliance with applicable law.

(l)	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, SPE Party, Guarantor, Manager (if Manager is an Affiliate of Borrower), and to Borrower’s knowledge, after having made reasonable inquiry each Person owning a direct or indirect interest in (other than in any entity or company whose shares or securities are listed on a national securities exchange) Borrower, SPE Party, Guarantor and Manager (if Manager is an Affiliate of Borrower): (i) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any legal requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (ii) is not a Person subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) ((i), (ii) and (iii), collectively, the “Patriot Act”), with the result that (A) the investment in Borrower, SPE Party, Guarantor or Manager (if Manager is an Affiliate of Borrower), as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law.

(m)	Conduct of Business. Borrower possesses all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, necessary to enable Borrower to conduct the business(es) in which Borrower is now engaged in compliance with applicable law.

(n)	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower, and Borrower, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, Borrower will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Borrower is able to pay its debts as they become due.

(o)	Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

(p)	Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the reasonably intended benefits of the security intended to be provided by this Agreement, the Mortgage, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

(q)	Intentionally omitted.

(r)	Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by legal requirements affecting Borrower or the Property or any part thereof or by the terms and conditions of this Agreement, the Mortgage, the Note or the other Loan Documents.

(s)	Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(t)	Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(u)	Intentionally omitted.

(v)	REA Representations. Except as disclosed on third party estoppels obtained on or prior to the date hereof, (a) each REA is in full force and effect, (b) neither Borrower nor any other party to any REA is in default of a material obligation thereunder, (c) there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of a material obligation thereunder and (d) except as set forth on Schedule 5.1(v) attached hereto, no REA has been modified, amended or supplemented.

(w)	Guarantor Representations. Borrower hereby represents and warrants that, as of the Effective Date and (except for the representations set forth in Sections 5.1(d) and (g) hereof) continuing thereafter for the term of the Loan, the representations and warranties set forth in subsections 5.1(a) through (g), (l), (n) and (o) above are true and correct with respect to Guarantor, as the same are applicable to such party. Wherever the term “Borrower” is used in each of the foregoing subsections it shall be deemed to be “Guarantor”.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Section 5.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender on the date hereof notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

5.2	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING SPE STATUS.

Borrower hereby represents, warrants and covenants to Lender, with regard to Borrower, as follows:

(a)	Limited Purpose. The sole purpose to be conducted or promoted by Borrower since its organization is to engage in the following activities:

(i)	to acquire, own, hold, lease, operate, manage, maintain, develop and improve, the Property;

(ii)	to enter into and perform its obligations under the Loan Documents;

(iii)	to sell, transfer, service, convey, exchange, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and

(iv)	to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships or limited liability companies, as applicable, formed under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)	Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not, while the Loan is outstanding:

(i)	guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person, except as contemplated by the Loan Documents with respect to other Borrowers;

(ii)	engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 5.2;

(iii)	incur, create or assume any indebtedness or liabilities other than, with respect to Borrower only, (A) the Loan, (B) obligations for which Lender is collecting an Impound, and (C) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Property not to exceed two percent (2%) of the outstanding balance of the Loan, and which is not evidenced by a note and which must be paid within sixty (60) days and which are otherwise expressly permitted under the Loan Documents;

(iv)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower may invest in those investments permitted under the Loan Documents;

(v)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business;

(vi)	buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity other than, with respect to SPE Party, its ownership interest in Borrower;

(viii)	own any asset or property other than the Property and incidental personal or intangible property necessary for the ownership or operation of the Property or, with respect to SPE Party, its ownership interest in Borrower; or

(ix)	take any Material Action without the unanimous written consent of all partners or members of Borrower or SPE Party, as applicable, including any Independent Managers of Holdco.

(c)	Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, Borrower represents and warrants that in the conduct of its operations since its organization it has and will continue to observe the following covenants (collectively, the “Separateness Provisions”):

(i)	maintain books and records and bank accounts separate from those of any other Person;

(ii)	maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii)	comply with all organizational formalities necessary to maintain its separate existence;

(iv)	hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person, except as contemplated by the Loan Documents;

(vi)	prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)	allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)	not enter into any transaction with any Affiliate, other than that certain Agreement with TRT NOIP CEVA Lease Holdco LLC, with respect to rent payments, except on an arm’s-length basis on terms which are intrinsically fair and substantially similar to those that would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)	conduct business in its own name, and, to the extent Borrower uses stationery, invoices or checks, use separate stationery, invoices and checks bearing its own name;

(x)	not commingle its assets or funds with those of any other Person, except as contemplated by the Loan Documents with respect to other Borrowers;

(xi)	not assume, guarantee or pay the debts or obligations of any other Person, except as contemplated by the Loan Documents with respect to other Borrowers;

(xii)	correct any known misunderstanding as to its separate identity;

(xiii)	not permit any Affiliate to guarantee or pay its obligations (other than as set forth in the Loan Documents with respect to (x) other Borrowers and (y) the Guaranty and the Hazardous Materials Indemnity Agreement);

(xiv)	not make loans or advances to any other Person;

(xv)	pay its liabilities and expenses out of and to the extent of its own funds;

(xvi)	intentionally omitted;

(xvii)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall only apply to the extent that there is positive net cash flow at the Property after the payment of all operating expenses and debt service, and shall not require any equity owner to make additional capital contributions to Borrower; and

(xviii)	cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.

Failure of Borrower to comply with any of the covenants contained in Sections 5.2(a), (b) or (c) above or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

(d)	SPE Covenants in Borrower Organizational Documents. Borrower covenants and agrees to incorporate the provisions contained in this Section 5.2 into Borrower’s and SPE Party’s organizational documents and Borrower and SPE Party agree not to amend, modify or otherwise change its organizational documents with respect to the provisions of this Section 5.2 without the prior written consent of the Lender and the confirmation from the Rating Agencies that such amendment, modification or change will not result in a downgrading or qualification of the respective rating.

(e)	SPE Party. If Borrower is a limited partnership, each general partner of Borrower shall be a limited liability company, whose sole asset is its interest in Borrower, with provisions in its organizational documents limiting its purpose, authority and activities to those set forth in clauses (a) - (c) above (“GP SPE Party”), modified to allow such SPE Party to act solely as a general partner of Borrower and to engage in no other business or activity. Such SPE Party shall at all times (A) continue to own no less than a 0.5% direct equity ownership interest in Borrower, (B) comply with each of the applicable covenants, terms and provisions set forth in clauses (a) - (c) above and this clause (e), and (C) will cause Borrower to comply with the provisions of this Section 5.2.

(f)	Intermediate Holdco. Each Intermediate Holdco shall be a limited liability company, whose sole asset is its direct or indirect interest in Borrower or GP SPE Party, with provisions in its organizational documents limiting its purpose, authority and activities to those set forth in clauses (a) - (c) above, modified to allow such Intermediate Holdco to act solely as a direct or indirect equity owner of Borrower or GP SPE Party and to engage in no other business or activity. Such Intermediate Holdco shall at all times (A) continue to own no less than 100% direct or indirect equity ownership interest in any Borrower or GP SPE Party that is a limited liability company and 99% direct interest as a limited partner in any Borrower that is a limited partnership, (B) comply with each of the applicable covenants, terms and provisions set forth in clauses (a) - (c) above, and (C) will cause its subsidiaries to comply with the provisions of this Section 5.2.

(g)	Holdco. Holdco shall be a limited liability company, whose sole asset is its direct or indirect interest in Borrower, SPE Party and Intermediate Holdco, with provisions in its organizational documents limiting its purpose, authority and activities to those set forth in clauses (a) - (c) above, modified to allow such Holdco to act solely as a direct or indirect equity owner of Borrower, GP SPE Party and Intermediate Holdco and to engage in no other business or activity. Such Holdco shall at all times (A) continue to own no less than 100% direct or indirect equity ownership interest in each Borrower, GP SPE Party and Intermediate Holdco, (B) comply with each of the applicable covenants, terms and provisions set forth in clauses (a) - (c) above, and (C) will cause its subsidiaries to comply with the provisions of this Section 5.2.

(h)

Additional Requirements Applicable to each Borrower that is a Limited Liability Company, GP SPE Party and Intermediate Holdco. The limited liability company agreement (the “Non-Holdco LLC Agreement”) of each Borrower that is a limited liability company, GP SPE Party and Intermediate Holdco (the “Non-Holdco”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Non-Holdco (“Non-Holdco Member”) to cease to be the member of Non-Holdco (other than (A) upon an assignment by Non-Holdco Member of all of its limited liability company interest in Non-Holdco and the admission of the transferee in accordance with the Loan Documents and the Non-Holdco LLC Agreement or (B) the resignation of Non-Holdco Member and the admission of an additional member of Non-Holdco in accordance with the terms of the Loan Documents and the Non-Holdco LLC Agreement), a springing member, which shall be a Delaware corporation, shall, without any action of any other Person and simultaneously with the Non-Holdco Member ceasing to be the member of Non-Holdco automatically be admitted to Non-Holdco as a member with a zero percent (0%) economic interest (“Corporate Special Member”) and shall continue Non-Holdco without dissolution and (ii) Corporate Special Member may not resign from Non-Holdco or transfer its rights as Corporate Special Member unless (A) a successor special member has been admitted to Non-Holdco as a Corporate Special Member in accordance with requirements of Delaware law. The Non-Holdco

LLC Agreement shall further provide that (i) Corporate Special Member shall automatically cease to be a member of Non-Holdco upon the admission to Non-Holdco of the first substitute member, (ii) Corporate Special Member shall be a member of Non-Holdco that has no interest in the profits, losses and capital of Non-Holdco and has no right to receive any distributions of the assets of Non-Holdco, (iii) pursuant to Section 18-301 of the Act, Corporate Special Member shall not be required to make any capital contributions to Non-Holdco and shall not receive a limited liability company interest in Non-Holdco, (iv) Corporate Special Member, in its capacity as Corporate Special Member, may not bind Non-Holdco and (v) except as required by any mandatory provision of the Act, Corporate Special Member shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Non-Holdco including, without limitation, the merger, consolidation or conversion of Non-Holdco. In order to implement the admission to Non-Holdco of Corporate Special Member, Corporate Special Member shall execute a counterpart to the Non-Holdco LLC Agreement. Prior to its admission to Non-Holdco as Corporate Special Member, Corporate Special Member shall not be a member of Non-Holdco.

(i)	Non-Consolidation Opinion. Borrower shall provide a bankruptcy non-consolidation opinion (“Non-Consolidation Opinion”) with respect to Borrower, its equity owners, Guarantor and such other parties as Lender may reasonably require, prepared by counsel and in form and substance as approved by Lender. All of the facts stated and all of the assumptions made in the Non-Consolidation Opinion, including, but not limited to, in any exhibits attached thereto, are true and correct in all respects. Borrower has complied with and will comply and will cause the compliance with all of the assumptions made with respect to Borrower in the Non-Consolidation Opinion.

(j)	Independent Manager. As long as any obligation under the Loan is outstanding, Holdco at all times shall have at least two (2) Independent Managers (defined below). The organizational documents of Borrower, GP SPE Party, Intermediate Holdco and Holdco shall provide that (I) the board of managers or other governing body of Borrower, GP SPE Party, Intermediate Holdco or Holdco, as applicable, and the constituent members of Borrower and/or SPE Party, Intermediate Holdco or Holdco (the “Constituent Members”) shall not take any Material Action, unless at the time of such action there shall be at least two (2) Independent Managers engaged by Holdco as provided by the terms hereof and the organizational documents of Holdco; (II) any resignation, removal or replacement of any Independent Managers shall not be effective without two (2) Business Days’ prior written notice to Lender and the Rating Agencies accompanied by evidence that the replacement Independent Managers satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Constituent Members and Borrower, any GP SPE Party, Intermediate Holdco and Holdco, depending on which company is subject to the Material Action (including such entities’ respective creditors) in acting or otherwise voting on the Material Action (which such fiduciary duties to the Constituent Members, in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower, GP SPE Party, Intermediate Holdco or Holdco (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower, GP SPE Party, Intermediate Holdco and Holdco and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower, GP SPE Party, Intermediate Holdco and Holdco is a part)); (IV) other than as provided in subsection (III) above, the Independent Managers shall not have any fiduciary duties to any Constituent Members, any managers of Borrower, GP SPE Party, Intermediate Holdco or Holdco or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to Borrower, GP SPE Party, Intermediate Holdco, Holdco, or any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct.

For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of this Section 5.2.

(k)	Additional Requirements Applicable to Holdco. The limited liability company agreement of Holdco (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Holdco (“Member”) to cease to be the member of Holdco (other than (A) upon an assignment by Member of all of its limited liability company interest in Holdco and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement or (B) the resignation of Member and the admission of an additional member of Holdco in accordance with the terms of the Loan Documents and the LLC Agreement), any Person acting as Independent Manager of Holdco shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Holdco automatically be admitted to Holdco as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Holdco without dissolution and (ii) Special Member may not resign from Holdco or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Holdco as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers of Holdco. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Holdco upon the admission to Holdco of the first substitute member, (ii) Special Member shall be a member of Holdco that has no interest in the profits, losses and capital of Holdco and has no right to receive any distributions of the assets of Holdco, (iii) pursuant to Section 18-301 of the Act, Special Member shall not be required to make any capital contributions to Holdco and shall not receive a limited liability company interest in Holdco, (iv) Special Member, in its capacity as Special Member, may not bind Holdco and (v) except as required by any mandatory provision of the Act, Special Member in its capacity as a Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Holdco including, without limitation, the merger, consolidation or conversion of Borrower or SPE Party; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Holdco of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Holdco as Special Member, Special Member shall not be a member of Holdco, but Special Member may serve as an Independent Manager of Holdco.

(l)

Additional Requirements Applicable to Limited Liability Companies. The limited liability company agreement of any limited liability company that is required hereby to comply with this Section 5.2 shall further provide, that upon the occurrence of any event that causes the Member or Non-Holdco Member to cease to be a member of such limited liability company to the fullest extent permitted by law, the personal representative of member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member or Non-Holdco Member in such limited liability company agree in writing (i) to continue such limited liability company and (ii) to an admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such limited liability company effective as of the occurrence of the event that terminated the continued membership of Member or Non-Holdco Member in such limited liability company. Any action initiated by or brought against Member, Non-Holdco Member, Corporate Special Member or Special Member under any Creditors Rights Laws shall not cause Member, Non-Holdco Member, Corporate Special Member or Special Member to cease to be a member of such limited liability company and upon the occurrence of such an event, the business of such limited liability company shall continue without dissolution. The limited liability company agreement of such limited liability company shall provide that each of Member, Non-Holdco Member, Corporate Special Member and Special Member waives any right it might have to agree in writing to dissolve such limited liability company upon the occurrence of any action initiated by or brought against Member, Non-Holdco Member, Corporate Special Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member, Non-Holdco Member, Corporate Special Member or Special Member

to cease to be a member of such limited liability company. For purposes of this subsection 5.2(h), “Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

(m)	Compliance Certificates. Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Lender, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Section 5.2 and the terms of the Cash Management Agreement. Additionally, Borrower shall provide Lender with such other evidence of Borrower’s compliance with this Section 5.2 and the terms of the Cash Management Agreement as Lender may reasonably request from time to time.

(n)	Past Separateness. Each of iStar CTL Sunset Hills - Reston LLC (the “Reston VA Borrower”) (and Northrop VA Borrower (in the event the Earn-Out Advance shall have been made) hereby represents that, from the date of its respective formation on April 10, 2003 (in the case of Northrop VA Borrower), and on April 14, 2008 (in the case of Reston VA Borrower), through the date hereof (in the case of Reston VA Borrower) and the Earn-Out Disbursement Date (with respect to Northrop VA Borrower):

(i)	has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii)	has paid all of its debts and liabilities from its assets;

(iii)	has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(iv)	has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person, except in accordance with principals of consolidation in conformity with generally accepted accounting principals;

(v)	has not had its assets listed as assets on the financial statement of any other Person;

(vi)	has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii)	has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party);

(viii)	has corrected any known misunderstanding regarding its status as a separate entity;

(ix)	has conducted all of its business and held all of its assets in its own name;

(x)	has not identified itself or any of its affiliates as a division or part of the other;

(xi)	has maintained and utilized separate stationery, invoices and checks bearing its own name, to the extent necessary to correct any known misunderstanding regarding its status as a separate entity;

(xii)	has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xiii)	has not guaranteed or become obligated for the debts of any other Person, except with respect to that certain First Guaranty and Suretyship Agreement dated as of April 28, 2008 and that certain Second Guaranty and Suretyship Agreement dated as of April 28, 2008, in each case guaranteeing obligations of iStar CTL Finance LLC, a Delaware limited liability company (the “Subsidiary”) under that certain Loan Agreement dated as of April 28, 2008, between the Subsidiary, as borrower, and General Electric Capital Corporation, as lender (the “GE Loan Agreement”), which guarantees are no longer outstanding, or as of the date hereof will not be, outstanding;

(xiv)	has not held itself out as being responsible for the debts or obligations of any other Person;

(xv)	has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xvi)	has not pledged its assets to secure the obligations of any other Person, except with respect to guaranteeing obligations of the Subsidiary under the GE Loan Agreement, which guarantees are no longer, or as of the date hereof will not be, outstanding, and no such pledge remains, or as of the date hereof will be, outstanding;

(xvii)	has maintained adequate capital in light of its contemplated business operations;

(xviii)	has maintained a sufficient number of employees, if any, in light of its contemplated business operations and has paid the salaries of its own employees, if any, from its own funds;

(xix)	has not owned any subsidiary or any equity interest in any other entity, except for [its limited liability company interests in the Subsidiary;

(xx)	has not incurred any indebtedness except indebtedness incurred pursuant to, or permitted under, the GE Loan Agreement that is no longer, or as of the date hereof, will not be, outstanding;

(xxi)	has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged or guarantees incurred pursuant to, or permitted under, the GE Loan Agreement that is no longer, or as of the date here, will not be, outstanding; and

(xxii)	none of the tenants holding leasehold interests with respect to the Property are affiliated with either the Northrop VA Borrower or Reston VA Borrower.

5.3	Representations; Recycled Entities.

Reston VA Borrower (and Northrop VA Borrower in the event the Earn-Out Advance shall have been made) hereby represents that it:

(a)	is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(b)	has no judgments or liens of any nature against it except for tax liens not yet due and liens created or imposed pursuant to or permitted under the GE Loan Agreement;

(c)	is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(d)	is not involved in any dispute with any taxing authority;

(e)	has paid all taxes which it owes;

(f)	other than its limited liability company interest in the Subsidiary, has never owned any real property other than the property that is the subject of the current transaction and personal property necessary or incidental to its ownership or operation of the applicable Individual Property and has never engaged in any business other than the ownership and operation of the applicable Individual Property;

(g)	is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full, reversed or otherwise fully resolved, which in either case would reasonably be expected to have a Material Adverse Effect;

(h)	has provided Lender with financial statements relating to the Reston VA Borrower and the Northrop VA Borrower that are required under this Agreement; and

(i)	has no material contingent or actual obligations not related to the Property except indebtedness incurred pursuant to, or permitted under, the GE Loan Agreement.

ARTICLE 6. HAZARDOUS MATERIALS

6.1	HAZARDOUS MATERIALS INDEMNITY AGREEMENT.

Simultaneously herewith, Borrower and Guarantor have executed and delivered to Lender the Hazardous Materials Indemnity Agreement, which Hazardous Materials Indemnity Agreement is not secured by the Mortgage.

ARTICLE 7. COVENANTS OF BORROWER

7.1	COSTS AND EXPENSES.

Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket third party costs and expenses incurred by Lender in connection with: (a) the preparation of this Agreement and all other Loan Documents contemplated hereby; (b) any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement or satisfaction by Lender of any of Borrower’s obligations under this Agreement and the other Loan Documents; or (e) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of any Obligor or an assignment by any Obligor for the benefit of its creditors. For all purposes of this Agreement, Lender’s reasonable costs and expenses as described above (collectively, “Costs and Expenses”) shall also include, without limitation, as allocable to the Loan, all appraisal fees, cost engineering and inspection fees, reasonable third party legal fees and expenses, third party accounting fees, fees for the disbursement of any Impounds as set forth in Section 4.5 hereof, environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any rating agency fees and expenses for the initial securitization of the Loan, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees), any interest payable to any servicer, any special servicer or any trustee pursuant to a trust and servicing agreement in respect of advances made by any of the foregoing; all compensation payable to any special servicer in connection with servicing the Loan when it is a specially serviced loan or its administration of any of the Property foreclosed upon; and, except for the regular monthly fee payable to the servicer, any other cost, fee or expense of the trust fund administering the Loan (including, but not limited to, reimbursements to the trustee thereof, the servicer, any special servicer, any certificate administrator thereunder and related Persons of each of the foregoing and indemnification to Persons entitled thereto pursuant to any trust and servicing agreement governing the Loan, taxes related to the Loan or the Property payable from the assets of the applicable trust fund, tax related expenses (other than the recurring expenses of filing or furnishing annual or other tax or information returns, reports or schedules, which will be paid by any certificate administrator) and the cost of various opinions of counsel required to be obtained in connection with servicing the Loan and administration of the trust fund). Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. If any of the services described above are provided by an employee of Lender, Lender’s costs and expenses for such services shall be calculated in accordance with Lender’s standard charge for such services. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal (or for the aforementioned architect and cost engineering specialist more than once) during the term of the Loan unless a Default occurs and is continuing or as otherwise required by law. In addition, if Borrower is undertaking a Restoration or is performing Work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architect’s, engineers and other consultants retained by Lender to review the performance of such Restoration or Work. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, whenever any term or provision in any Loan Document provides that Borrower (or Guarantor) shall pay Lender’s costs or expenses, such term or provision shall be deemed to mean that Borrower (or Guarantor) shall be responsible to pay only those third party out of pocket costs and expenses actually incurred by Lender.

7.2	ERISA COMPLIANCE.

Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Lender a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

7.3	MANAGEMENT OF PROPERTY; BROKERAGE AGREEMENTS; OTHER AGREEMENTS.

(a)	The Property shall at all times be managed by a Qualified Manager pursuant to a management agreement reasonably approved by Lender and subordinated and assigned to Lender (unless a Property is being managed by a tenant other than pursuant to a separate management agreement). Without the prior written consent of Lender, Borrower shall not enter into any other third party property management contracts. Each such contract shall be expressly subordinated to the Loan on terms and conditions reasonably acceptable to Lender. Borrower shall engage leasing brokers listing contracts only on market terms, and all such contracts shall be expressly subordinated to the Loan and shall be entered into using a form that has been reasonably approved by Lender in writing.

(b)	Borrower shall not enter into or amend, modify or terminate any Material Contract without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)	In the event of the transfer of the management of the Property to an Affiliated Manager, such transfer shall be conditioned upon delivery to Lender of a new Non-Consolidation Opinion addressing such transfer.

7.4	COVENANTS - LEASES; MAJOR LEASES.

(a)	Leases. Borrower shall, at Borrower’s sole cost and expense:

(i)	perform in all material respects all obligations of the landlord under the Leases and use reasonable efforts to enforce performance by the tenants of all obligations of the tenants under the Leases;

(ii)	use reasonable efforts to keep the Property leased at all times to tenants Borrower reasonably and in good faith believes are creditworthy, at rents not less than the fair market rental value (including, but not limited to, free or discounted rents to the extent the market so requires); and

(iii)	promptly deliver to Lender upon execution, a copy of each Lease and all amendments thereto and waivers thereof; and

(iv)	subject to the rights and obligations set forth under the respective Leases, shall assign to Lender as additional collateral for the Loan any and all security deposits and letters of credit delivered by any tenant to Borrower.

Unless consented to in writing by Lender or otherwise permitted under any other provision of the Loan Documents (or unless provided under any existing Leases), Borrower shall not:

(i)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances (provided, however, if the right to purchase is for an amount in excess of the Release Price of the Property, Lender’s consent right to any of the foregoing shall not be unreasonably withheld);

(ii)	grant any tenant under any Lease any right to prepay rent more than one (1) month in advance;

(iii)	except upon Lender’s request, execute any assignment of landlord’s interest in any Lease;

(iv)	collect rent or other sums due under any Lease in advance, other than to collect rent one (1) month in advance of the time when it becomes due; or

(v)	enter into any Lease which (aa) is not on fair market terms (which terms may include free or discounted rent and tenant allowances to the extent the market so requires); (bb) does not contain a provision requiring the tenant to execute and deliver to the landlord an estoppel certificate in form and substance reasonably satisfactory to the landlord promptly upon the landlord’s request; or (cc) does not contain subordination, non-disturbance and attornment provisions (including the requirement to provide notice and cure to landlord’s lender in the event of a landlord default) reasonably satisfactory to Lender.

(b)	Major Leases. In addition to the requirements of subsection (a) above, with respect to any Major Lease (as defined below), unless consented to in writing by Lender (which consent shall not be unreasonably withheld) or otherwise permitted under any other provision of the Loan Documents, Borrower shall not:

(i)	enter into any Major Lease;

(ii)	terminate (unless the tenant is in monetary default thereunder), modify or amend a Major Lease (including the term thereof); or

(iii)	release or discharge the tenant or any guarantor under any Major Lease from any material obligation thereunder.

The term “Major Lease,” as used herein, shall mean any Lease, which is, at any time, a Lease of more than twenty-five percent (25%) of the total rentable area of any Individual Property, as reasonably determined by Lender. Borrower’s obligations with respect to Major Leases shall be governed by the provisions of this Section 7.4.

(c)	Lease Payment Event. Borrower shall deposit with Lender any sums received by Borrower in consideration of any termination, modification or amendment, or settlement (other than a settlement for the payment of past due rent) of any Lease or any release or discharge of any tenant under any Lease from any obligation thereunder (a “Lease Payment Event”) and any such sums received by Borrower shall be held in trust by Borrower for the benefit of Lender. Any such sums shall be promptly paid to Lender for deposit by Lender into the General TI Impound or an impound created specifically for the re-tenanting of such space. Provided no Default is continuing, any such amounts so deposited shall be returned to Borrower upon the re-leasing of such terminated space and from time to time upon incurrence of associated Leasing Costs.

(d)	Material Default. Borrower shall, at Borrower’s sole cost and expense, give Lender prompt written notice of any default by landlord or tenant under any Major Lease of which Borrower has knowledge and which has a Material Adverse Effect.

(e)	Lender Consent Required. Any Lease that does not satisfy the requirements of this Section 7.4 shall, subject to subsection (f) below, require the prior written consent of Lender, such consent not to be unreasonably withheld. Notwithstanding the foregoing, any Major Lease shall, subject to subsection (f) below, require the prior written consent of Lender. Any Lease that is not a Major Lease which satisfies the requirements of Section 7.4(a) shall not require Lender’s written consent.

(f)	Request for Approval; Failure to Deny Request. Lender’s failure to deny any written request by Borrower for Lender’s consent required under this Section 7.4 or to request additional information in response to such request within ten (10) Business Days after Lender’s receipt of such request (and all lease documents and information reasonably related thereto, “Lease Documents”) shall be deemed to constitute Lender’s consent to such request and Lease Documents; provided that said written request to Lender conspicuously state in 12 point or larger bold type “PURSUANT TO SECTION 7.4(f) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION REASONABLY RELATED THERETO IN WRITING WITHIN TEN (10) BUSINESS DAYS OF THIS LETTER, THE ENCLOSED LEASE AND RELATED INFORMATION AS DESCRIBED HEREIN.” In the event that Lender requests additional information to complete its review within the initial ten (10) Business Day period after Borrower’s written request for approval, Lender’s failure to deny such request by Borrower within five (5) Business Days after receipt of all of the information Lender has requested to complete its review shall be deemed to constitute Lender’s consent to such request; provided that all of the information requested by Lender is delivered and such information conspicuously states in 12 point or larger bold type “PURSUANT TO SECTION 7.4(f) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION REASONABLY RELATED THERETO IN WRITING WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS ADDITIONAL INFORMATION AS DESCRIBED HEREIN.”

(g)

Security Deposits. As additional security for the Loan, Borrower has assigned to Lender all of Borrower’s right, title and interest in and to any security deposits or letters of credit delivered to Borrower by tenants at the Property as security for such tenants’ obligations under their respective Leases. Lender shall draw on any such letters of credit upon delivery to Lender of an Officer’s Certificate from Borrower specifying what conditions exist under the applicable Lease entitling the Borrower to draw on such letter of credit. Any letters of credit assigned to Lender and held by Lender pursuant to the terms hereof shall be held in accordance with the terms of the applicable Lease and all applicable laws. Lender shall return to Borrower any letters of credit held by Lender hereunder upon the expiration of the Lease applicable to such letter of credit (or sooner, if required by the terms of such Lease) or upon payment in full of the Loan, or upon the release of the applicable Property pursuant to the terms hereof (and Lender shall execute and deliver any and all assignment documents required or requested by the issuing bank in order to assign any such letters of credit to Borrower or any other entity requested by Borrower). Within ten (10) Business Days of the date hereof, Borrower shall deliver to Lender executed documentation, in form and substance reasonably acceptable to Lender, from the respective issuers of the letters of credit evidencing the assignment of such letters of credit from Borrower to Lender (such obligation, collectively the “Letter of Credit Assignment”).

7.5	INTENTIONALLY DELETED.

7.6	RIGHT OF SUBORDINATION.

Lender may at any time and from time to time by specific written instrument intended for such purpose, unilaterally subordinate the lien of the Mortgage to any Lease, without joinder or consent of, or notice to, Borrower, any tenant or any other Person. No subordination referred to in this Section 7.6 shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating the Mortgage to any Lease.

7.7	FURTHER ASSURANCES.

Upon Lender’s reasonable request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform and/or consent to any other acts necessary, desirable or proper, as reasonably determined by Lender, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any security interests or liens created by the Loan Documents; provided, however, that no such instruments shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. The foregoing covenant includes, without limitation, Borrower’s consent to the revision of any Loan Document in order to correct any scrivener, clerical or similar errors or to modify any term, condition or provision thereof in order to satisfy the provisions of this Section 7.7.

7.8	ASSIGNMENT.

Without the prior written consent of Lender, Borrower shall not (except as otherwise permitted under Articles 14 and 15 hereof) assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void.

7.9	EXISTENCE.

Borrower shall at all times maintain its current legal existence and preserve and keep in full force and effect its legal rights and authority.

7.10	COMPLIANCE WITH LAWS, ETC.

Borrower shall (a) comply in all material respects with all applicable laws, and all restrictive covenants of record affecting Borrower or the Property, performance, prospects, assets or operations of Borrower, and (b) seek to obtain as needed all permits necessary for its operations and maintain such in good standing.

7.11	LITIGATION.

Borrower shall promptly notify Lender in writing of any litigation pending or threatened in writing against Borrower (which is not covered by insurance) claiming damages in excess of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) and of all pending or threatened (in writing) litigation against Borrower if the aggregate damage claims against Borrower exceed One Million and No/100 Dollars ($1,000,000.00).

7.12	MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

Without limiting Borrower’s obligations under Section 5.2, Article 14 and Article 15 of this Agreement, Borrower shall not: (a) merge or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business or structure; (c) acquire all or substantially all of the assets of any other entity; or (d) sell, lease, assign, Transfer or otherwise dispose of a material part of Borrower’s assets, except in the ordinary course of Borrower’s business or as otherwise permitted hereunder (including under Section 7.4 and Article 15 hereof).

7.13	ACCOUNTING RECORDS.

Borrower shall maintain adequate books and records in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards reasonably approved by Lender. Borrower shall permit any representative of Lender, at any reasonable time and from time to time during business hours, upon reasonable advance written notice (but not more frequently than one time per calendar year unless a Default shall be continuing), to inspect, audit and examine such books and records and make copies of same.

7.14	PAYMENT OF TAXES AND CLAIMS.

Borrower shall pay (or cause to be paid) (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon (unless Lender is paying the same pursuant to the terms hereof or unless Borrower is contesting any such taxes, assessments or other governmental charges in good faith pursuant to Section 16.7 herein) and (b) except to the extent being contested in good faith by appropriate proceedings and for which appropriate reserves (which may be funds then held as Impounds, as determined in Lender’s reasonable discretion) have been established, all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, which have become due and payable and which by law have or may become a lien or encumbrance, other than a judgment lien, upon any of Borrower’s properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto.

7.15	MAINTENANCE OF PROPERTY.

Borrower shall maintain (or cause to be maintained) in good repair, working order and condition in all material respects, excepting ordinary wear and tear, the Property and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

7.16	QUALIFICATION, NAME; EXISTENCE.

Borrower shall qualify and remain qualified to do business in the jurisdiction in which the Property is located or in which the nature of its business requires it to be so qualified. Borrower will transact business solely in its own name. Borrower will not change its name, address or state of organization without giving prior written notice thereof to Lender. Borrower shall at all times maintain its current legal existence and preserve and keep in full force and effect its legal rights and authority.

7.17	ALTERATIONS.

Lender’s prior approval (which approval shall not be unreasonably withheld or delayed) shall be required in connection with any alterations to any Improvements (a) that would be reasonably expected to have a Material Adverse Effect, (b) the cost of which in the aggregate with all ongoing alterations is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, except in each case for alterations or tenant improvements being made expressly pursuant to existing Leases entered into pursuant to Section 7.4 or existing as of the date hereof (and as such are deemed approved by Lender). If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements under subsection (b) above shall at any time exceed the Alteration Threshold (other than Improvements for which Borrower has deposited Impounds as required hereunder), Borrower shall, if required in writing by Lender, promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, or (iv) a completion bond acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. In addition to Borrower’s obligation to post security if the alteration exceeds the Alteration Threshold, Borrower shall deliver to Lender title coverage reasonably acceptable to Lender to insure Lender for any mechanic’s liens filed in connection with such alteration to the extent such title coverage is available at a reasonable cost in the jurisdiction in which the Property is located. Any such security or excess funds shall be disbursed to Borrower to pay or reimburse Borrower for completed work related to such alterations, provided Borrower complies with the requirements for disbursements for work as set forth in Section 4.4.4(d) of Exhibit E (such work being performed in connection with such alterations being deemed “Work” in Section 4.4.4(d) of Exhibit E only for the purposes of disbursements pursuant to this Section 7.17). All such security or excess funds remaining after completion of the alteration shall be promptly returned to Borrower.

7.18	COMPLIANCE WITH PATRIOT ACT.

Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, SPE Party, Guarantor, any property manager (if such property manager is an Affiliate of Borrower) (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property (including, without limitation, any tenant at the Property) become listed on any list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be a Default hereunder if Borrower, SPE Party or Guarantor becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

7.19	ACCESS TO PROPERTY.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice subject to the tenant’s rights under the applicable Lease.

7.20	NOTICE OF DEFAULT.

Borrower shall promptly advise Lender of any Material Adverse Effect or of the occurrence of any Default of which Borrower has knowledge.

7.21	COOPERATE IN LEGAL PROCEEDINGS.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Mortgage or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

7.22	PERFORMANCE BY BORROWER.

Borrower shall (a) in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Mortgage, the Note and the other Loan Documents and (b) in a timely manner observe, perform and fulfill, in all material respects, its material obligations under any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

7.23	ESTOPPEL CERTIFICATES.

(a)	Borrower Estoppel. After request by Lender, Borrower shall, within twenty (20) days of such request (but in any event, unless a Default is continuing, not more frequently than twice per calendar year), furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Default exists, (vii) that this Agreement, the Note, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) to Borrower’s knowledge, whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Payments thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default in any material respect under the Leases, and, if any of the lessees are in default in any material respect setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Mortgage or the Property.

(b)	Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, (but in any event not more frequently than one time per calendar year), duly executed estoppel certificates from any one or more tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that no rent under such Leases have been paid more than one (1) month in advance, except as security, and that the tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)	In connection with a Secondary Market Transaction in connection with the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any investor or any prospective investor in such form, substance and details as Lender, such investor or prospective investor may reasonably require.

(d)	Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under any REA in form and substance reasonably acceptable to Lender.

(e)	On an annual basis, Lender shall promptly provide information reasonably requested by Borrower to assist with Borrower’s annual auditing, provided such information is not confidential and is readily available. Any such information shall be provided without representation or warranty and Borrower shall pay any reasonable third party costs of Lender associated therewith.

7.24	ADVISOR.

TROP shall at all times be operated by an experienced professional advisory firm (or have internal management similar to what an advisory firm provides) regularly engaged in the operation and advisement of real estate investment trusts similar in experience and expertise to TRT.

7.25	NO JOINT ASSESSMENT.

Borrower shall not consent to initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

7.26	REA COVENANTS.

Borrower agrees that, without the prior consent of Lender, Borrower will not enter into any new REA or execute modifications to any existing REA if such new REA or such modifications will have a Material Adverse Effect. Borrower shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each REA to comply with all of the terms and conditions contained in such REA.

7.27	DEFERRED MAINTENANCE.

Within one hundred eighty (180) days of the date hereof, Borrower shall complete the repairs and replacements as described on Exhibit E-1 attached hereto (the “Deferred Maintenance”). Notwithstanding the foregoing, for those items set forth on Exhibit E-1 and identified as “Tenant Responsibility”, Borrower shall not be required to complete the Deferred Maintenance itself, but shall be required to enforce the terms of the applicable Lease to cause the tenant under such Lease to perform such repairs as and when required pursuant to the terms of the applicable Lease.

7.28	Loan to Cost.

At all times while the Mezzanine Loan or any New Mezzanine Loan shall be in existence, the loan-to-cost ratio (calculated as the quotient of (i) the sum of (A) the outstanding principal balance of the Loan and (B) the outstanding principal balance of the Mezzanine Loan or the New Mezzanine Loan, as applicable, and (ii) the purchase price of all Properties) shall not exceed sixty-two percent (62%).

ARTICLE 8. FINANCIAL COVENANTS

8.1	STATEMENTS REQUIRED.

During the term of the Loan and while any portion of the Debt remains outstanding, unless Lender otherwise consents in writing or, if prior to a Securitization or during the continuance of a Default, requests on a more frequent basis, Borrower shall provide to Lender the following:

(a)	Annual Financial Statement. Within sixty (60) days of Lender’s written request therefor (but in no event earlier than sixty (60) days after the end of each fiscal year), an unaudited financial statement, signed and certified as true and correct by an authorized officer of Borrower showing all revenues and expenses and a balance sheet showing all assets and liabilities of Borrower relating to the Property for such fiscal year, provided, Borrower shall have a period of thirty (30) days from the delivery of such statements to provide any material adjustments to such statements. In addition, not later than one hundred twenty (120) days after and as of the end of each fiscal year, an audited operating statement and balance sheet audited by a “Big Four” accounting firm or any other independent accounting firm reasonably satisfactory to Lender, showing all revenues and expenses relating to the Property for such fiscal year;

(b)	Monthly and Quarterly Operating Statements. Not later than ten (10) days after request by Lender during the period prior to any sale of the Loan, and thereafter not later than sixty (60) days after and as of the end of each calendar quarter, an unaudited operating statement, signed and certified as true and correct by an authorized officer of Borrower, showing all revenues and expenses during the most recent month (for which such monthly statements are available) or quarter and year-to-date;

(c)	Intentionally Omitted.

(d)	Annual Budget. Within ninety (90) days after the end of each fiscal year, an Annual Budget including a Capital Expenditures budget signed and dated by Borrower, and certified by Borrower to be a true, complete and correct copy of the Annual Budget adopted by Borrower for the applicable year; which, upon the occurrence and during the continuance of a Cash Trap Event Period shall be approved by Lender, which approval shall not be unreasonably withheld (such approved Annual Budget, an “Approved Annual Budget”). Until such new proposed budget is approved (if applicable), the prior existing Approved Annual Budget shall be used for the next calendar year, adjusted for customary increases of three percent (3%) per item.

(e)	Rent Roll. Not later than sixty (60) days after and as of the end of each calendar quarter (and together with the delivery of the quarterly statements set forth in 8.1(b)), a Rent Roll signed and dated by Borrower, provided, Borrower shall have a period of thirty (30) days from the delivery of such Rent Roll to provide any material adjustments to such Rent Roll;

(f)	Compliance Certificates. The Compliance Certificate described in Section 5.2(i) hereof;

(g)	Debt Yield. No later than sixty (60) days after the end of each quarter (and together with the delivery of the quarterly statements set forth in 8.1(b)), Borrower shall deliver to Lender an Officer’s Certificate setting forth Borrower’s calculation of the Debt Yield for the Loan, provided, Borrower shall have a period of thirty (30) days from the delivery of such statement to provide any material adjustments to such statement; and

(h)	Other Information. From time to time prior to a Securitization or during the continuance of a Default, upon Lender’s delivery to Borrower of at least ten (10) days’ prior written notice, such other information with regard to Borrower, principals of Borrower, any Guarantor or the Property, as Lender may reasonably request in writing.

8.2	FORM; WARRANTY.

Borrower agrees that all financial statements to be delivered to Lender pursuant to this Article 8 shall: (a) be complete and correct in all material respects; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards reasonably acceptable to Lender. By its execution of this Agreement, Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no change in financial condition which would have a Material Adverse Effect, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement which would have a Material Adverse Effect, except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to this Article 8 shall not contain any misrepresentation or omission of a material fact.

8.3	CHARGE FOR LATE DELIVERY.

If any financial statement, leasing schedule or other items required to be delivered to Lender pursuant to this Article 8 is not timely delivered, following written notice from Lender to Borrower, and such failure continues after ten (10) days of such written notice from Lender, Borrower shall promptly pay to Lender, as a late charge, the sum of One Thousand and No/100 Dollars ($1,000) per item. In addition, Borrower shall promptly pay to Lender an additional late charge of Five Hundred and No/100 Dollars ($500.00) per item for each full month during which such item remains undelivered following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Article 8 are a reasonable estimate of such expenses. Borrower acknowledges further that payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Lender may have hereunder, under the Loan Documents or under applicable law for any Default.

ARTICLE 9. DEFAULTS AND REMEDIES

9.1	DEFAULT.

For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

(a)	Optional Default. An “Optional Default” shall occur, at Lender’s option (exercised in its sole and absolute discretion), upon the occurrence of any of the following events:

(i)	Monetary. Borrower shall fail to (a) pay when due the P& I Payment Amount or sums which are payable on the Maturity Date, or (b) pay when due any other sums payable under the Note, this Agreement or any of the other Loan Documents and such failure continues after ten (10) days’ written notice of such failure from Lender to Borrower.

(ii)	Failure to Perform. Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements, other than Borrower’s payment obligations, under the Note, this Agreement or any of the other Loan Documents, and such failure shall remain uncured for forty-five (45) days after written notice thereof shall have been given to Borrower by Lender; provided, however, if any failure under this Section 9.1(a)(ii) shall be of such a nature that it cannot be cured or remedied within such forty-five (45) days, Borrower shall be entitled to a reasonable period of time to cure or remedy such failure (not to exceed one hundred twenty (120) days following the giving of such notice (subject to further extension by Lender, in Lender’s reasonable discretion)), provided Borrower commences the cure or remedy thereof within the forty-five (45) day period following the giving of notice and, thereafter, proceeds with diligence to complete such cure or remedy.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other written statement (financial or otherwise) made or furnished by or, in the case of any financial statements of Borrower, on behalf of Borrower or Guarantor, to Lender under or in connection with any of the Loan Documents shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

(iv)	Intentionally Omitted.

(v)	Bankruptcy of Partners, Managing Member, Guarantors and Sponsor. The occurrence of an event specified in subsections (b)(i) or (ii) herein as to any general partner or managing member of Borrower (other than any SPE Party) or Guarantor.

(b)	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Borrower’s or SPE Party’s filing a petition for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Borrower’s or SPE Party’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the petition’s material allegations regarding Borrower’s or SPE Party’s insolvency; or (cc) Borrower’s or SPE Party’s making a general assignment for the benefit of creditors; or (dd) Borrower’s or SPE Party’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower, SPE Party or any of their property; or (ee) the filing by Borrower or SPE Party of a petition seeking the liquidation or dissolution of Borrower or SPE Party or the commencement of any other procedure to liquidate or dissolve Borrower or SPE Party.

(ii)	Involuntary Bankruptcy. Borrower’s or SPE Party’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Borrower or SPE Party, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or ninety (90) days after the date of filing of the petition.

9.2	ACCELERATION.

Upon the occurrence of an Optional Default, Lender may, at its option (exercised in its sole and absolute discretion), declare all principal, interest and other sums owing to Lender under the Note and the other Loan Documents (including, without limitation, all unpaid or unreimbursed Costs and Expenses) immediately due and payable. Upon the occurrence of an Automatic Default, all principal, interest and other sums owing to Lender under the Note and the other Loan Documents (including, without limitation, all unpaid or unreimbursed Costs and Expenses) shall automatically become immediately due and payable.

9.3	RIGHTS AND REMEDIES.

In addition to the other rights and remedies above and otherwise in this Agreement, at any time after a Default, Lender shall have all of the rights and remedies as set forth in the Mortgage, the other Loan Documents, under applicable law and in equity. All rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law and in equity. Lender may enforce any such remedies or rights either successively or concurrently.

ARTICLE 10. NO PREPAYMENT - DEFEASANCE ONLY

Borrower acknowledges that any prepayment of the Loan will cause Lender to lose its interest rate yield on the Loan and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:

10.1	No Voluntary Prepayment. Voluntary prepayment of the Loan is prohibited during the Prepayment Lockout Period. After the Prepayment Lockout Period, prepayment of the Loan is permitted in full only, and not in part. Subject to the foregoing, on and after the Open Period Start Date, Borrower may prepay the Loan without incurring any prepayment charge or premium.

10.2	Prepayment Charge.

(a)

Basic Charge. Except as provided in clause (c) below and subject to Section 10.1, if at any time prior to the Open Period Start Date prepayment of all or a portion of the principal amount of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person and accepted by Lender, whether such prepayment is voluntary, involuntary or made concurrently with or after a Default, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in the 10.1 above, and Borrower, such purchaser at foreclosure or other Person shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (i) an amount equal to two percent (2%) of the amount prepaid; or (ii) an amount equal to (A) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under the Loan, calculated by discounting such payments from their respective Due Dates (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (B) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means the annual yield to maturity of the actively traded non-callable

United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.

(b)	Additional Charge. If the Loan is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of the Loan by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 10.2(a) above and all other sums then due and owing to Lender under the Loan and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the calendar month in which the prepayment occurred.

(c)	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards or scheduled P&I Payment Amount to the outstanding principal balance of the Loan.

10.3	Effect of Prepayment. No partial prepayment of the Loan shall change any Due Date or the P&I Payment Amount unless Lender otherwise agrees in writing. Notwithstanding the foregoing, however, (i) in the event of a Partial Defeasance, the P&I Payment Amount shall be reduced by the monthly principal and interest payment due under the New Note, and (ii) following the Earn-Out Advance, the P&I Payment Amount shall be adjusted based on the new outstanding principal balance of the Loan in the event of a prepayment of the Loan resulting from Lender’s application of any insurance proceeds as a result of a casualty at the Northrop VA Property.

10.4	Waiver. Borrower waives any right to prepay the Loan, except under the terms and conditions set forth in this Article 10 and agrees that if the Loan is prepaid, Borrower shall pay the prepayment charge set forth above, subject to Section 10.1 and except as provided for in Section 10.2(c). Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay the Loan was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; and (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

ARTICLE 11. DEFEASANCE - FULL OR PARTIAL.

11.1	Borrower Right to Defease. At any time (and from time to time) during the Defeasance Option Period, Borrower may elect to effect a Full Defeasance or a Partial Defeasance, the last Defeasance of all Property being deemed a Full Defeasance, all in accordance with the provisions of this Article 11, at Borrower’s sole cost and expense. A Partial Defeasance shall be permitted only in connection with a release of an Individual Property or to avoid a Cash Trap Event Period caused by clause (b) in the definition thereof in the Cash Management Agreement.

11.2	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:

(a)

Notice. Borrower shall give at least thirty (30) days written notice to Lender specifying Borrower’s intended Defeasance Date and, for a Partial Defeasance, the Individual Property or Properties affected. Simultaneously with the delivery of such notice, Borrower shall deposit with Lender an amount reasonably estimated by Lender to be sufficient to reimburse Lender’s anticipated reasonable and actual out of pocket expenses in connection with the Defeasance, for which Borrower shall be solely responsible whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be permitted to revoke such notice in writing prior to the Defeasance Date, provided Borrower pays all of Lender’s reasonable third party expenses incurred in connection with the proposed Defeasance or Partial Defeasance. Upon completion of the Defeasance or revocation by Borrower as specified above, Lender shall return any surplus deposit to Borrower.

(b)	No Default. No Default shall exist either on the date of receipt of Borrower’s notice under Section 11.2(a) above or on the Defeasance Date; provided, however, Borrower shall be permitted to conduct a Partial Defeasance, subject to all of the other conditions for a Partial Defeasance herein, while a Default exists if the release of the Property subject to the Partial Defeasance will cure such Default.

(c)	Payments. Borrower shall pay in full, on or before the Defeasance Date (i) all unpaid interest accruing under the Loan to and including the Defeasance Date (or otherwise cause Successor Borrower to assume liability for such interest), (ii) all other sums due under the Loan and the other Loan Documents on or before the Defeasance Date, (iii) all reasonable and actual out of pocket escrow, closing, recording, legal, Rating Agency and other third party fees, costs and expenses paid or actually incurred by Lender and its agents in connection with the Defeasance, the release of the lien of the Mortgage on the Property or the Individual Property, as the case may be, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, (iv) an administrative fee to Lender of $35,000, and (v) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Loan or the New Note, or in connection with the Defeasance, excluding income taxes. Lender shall cooperate with Borrower to effect a Partial Defeasance or Full Defeasance upon notice by Borrower of its decision to effectuate the same.

(d)	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:

(i)	For any Partial Defeasance, the New Note, and the Amended Note evidencing only the remaining principal balance of the Loan (i.e., the outstanding principal balance of the Loan immediately prior to the Partial Defeasance, less the principal balance of the New Note). The New Note and other Defeasance Security Agreements shall not be cross-defaulted with the Amended Note and other Loan Documents. Under no circumstances shall the New Note be subject to prepayment prior to the Open Period Start Date. For the avoidance of doubt, the Amended Note shall have a principal and interest payment based on the remaining principal balance of the undefeased portion of the Loan and the New Note shall have a principal and interest payment based on the defeased portion of the Loan. The principal and interest payable on the New Note and the Amended Note, in the aggregate, will, immediately following the Partial Defeasance, equal the principal and interest payable on the Loan immediately prior to the Partial Defeasance;

(ii)

The Defeasance Collateral, as substitute collateral for the Loan or, for a Partial Defeasance, for the New Note, provided, however, that the payments generated from the Defeasance Collateral (without regard to earnings from reinvestment of proceeds) must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to (A) all Due Dates occurring after the Defeasance Date (with each such payment being equal to or greater than the amount of corresponding amount of scheduled principal and/or interest required (as applicable) to be paid under the Loan or, for a Partial Defeasance, under the New Note) for the balance of the term of such note and (B) the Open Period

Start Date (with such payment being equal to or greater than the outstanding principal balloon payment together with all interest due with respect to the Loan or, for a Partial Defeasance, with respect to the New Note, on the Open Period Start Date and assuming for purposes of calculating the outstanding principal balloon payment pursuant to this clause d(ii) only, that the Open Period Start Date is the Maturity Date); and provided further, however, that Borrower shall take such actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender;

(iii)	The Defeasance Security Agreements creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under the Loan or, for a Partial Defeasance, under the New Note;

(iv)	A certificate of Borrower certifying that all of the requirements of this Article 11 have been satisfied;

(v)	Opinions of counsel for Borrower, addressed to Lender and all Rating Agencies and delivered by counsel satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (a) Lender has a perfected first priority security interest in the Defeasance Collateral, (b) the Defeasance Security Agreements are enforceable against Borrower or successor Borrower, as applicable, in accordance with their terms and (c) any REMIC that holds the Loan immediately prior to the Defeasance will not, as a result of the Defeasance, fail to maintain its status as a REMIC;

(vi)	A certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants reasonably acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 11.2(d)(ii) above and certifying that in no fiscal year of Successor Borrower will the interest earned on the Defeasance Collateral exceed the interest payable for the same period on the Loan or, for a Partial Defeasance, under the New Note;

(vii)	If the Loan is held by a REMIC, written evidence from the Rating Agencies that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REMIC which are then outstanding; and

(viii)	Such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.

(e)	Partial Release Conditions for an Individual Property. For a Partial Defeasance, the following additional conditions for a release of an Individual Property shall also have been satisfied:

(i)	The Release Property shall be (a) sold in its entirety pursuant to a bona fide sale of such Property to a third party purchaser that is not an Affiliate of Borrower or (b) transferred in its entirety to an Affiliate of Borrower in connection with a refinancing of that Property;

(ii)	The principal amount of the New Note shall be no less than the applicable Release Price, or, in the event of a Partial Defeasance as a result of the substitution of the Northrop VA Property, for an amount equal to the difference between (i) fifteen percent (15%) of the outstanding principal balance of the Loan at the time of the substitution in accordance with Section 14.2 hereof and (ii) the Allocated Loan Amount attributable to the Northrop VA Property;

(iii)	If the Loan has been securitized, (A) the Partial Release shall not cause any of the Rating Agencies to withdraw, qualify or downgrade the then-applicable rating on any security issued in connection with such securitization and, if required by Lender, Lender shall have received written confirmation of this from the applicable Rating Agencies; and (B) the Partial Release shall not (1) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (2) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code, and, if required by Lender, Lender shall have received an opinion of counsel to this effect, in form and content and issued by counsel satisfactory to Lender;

(iv)	If the Release Party was covered by a title policy which covered any other Property not released, Borrower shall have delivered any title endorsements or updated title reports as Lender may reasonably require with respect to any of the Properties not being released; and

(v)	All conditions, if any, for release of the Release Property under the Mezzanine Loan Agreement, if any, shall have been satisfied or will be satisfied simultaneously therewith.

(f)	Release of Lien. Upon satisfaction of all conditions specified in this Article 11, the Property and the Collateral (or, for a Partial Defeasance, the Defeasance Property and the associated portion of the Collateral) shall be released from the lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under the Loan and the other Loan Documents (or, for a Partial Defeasance, under the New Note and the Defeasance Security Agreements). Lender shall, at Borrower’s expense, prepare, execute and deliver any instruments reasonably necessary to release the lien of the Mortgage and other Loan Documents from the Defeasance Property and the Collateral (or, for a Partial Defeasance, the Defeasance Property and the associated portion of the Collateral).

(g)

Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign all of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements to Successor Borrower. Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements and Borrower shall be released from such obligations. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial Defeasance transactions and delivered by counsel reasonably satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and a bankruptcy non-consolidation opinion with respect to Successor Borrower, its equity owners and such other parties as Lender may reasonably require; and (ii) pay all reasonable and actual out of pocket costs and expenses incurred by Lender and its agents in connection with such assignment and assumption (including, without limitation, the formation or review of Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption by Successor Borrower, Borrower shall be relieved of its obligations under the Loan (or, for a Partial Defeasance, under the New Note), the Defeasance Security Agreements and the other Loan Documents, but, in the latter case, only to the extent applicable to the Individual Property affected by the Defeasance other than (i) representations and warranties made in connection with the Defeasance, (ii) the obligation to effect the Defeasance in accordance with this Article 11, and to provide further assurances as necessary to do so, (iii) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken by Borrower, and (iv) those obligations which are specifically stated in the Loan Documents to survive the repayment of the Loan or other termination, satisfaction, assignment, amendment or restatement of the Loan, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

ARTICLE 12. INSURANCE

12.1	REQUIRED INSURANCE.

Throughout the term of the Loan, Borrower shall maintain the following types of insurance in the form and content as set forth in this Article 12.

(a)	Casualty Insurance. Borrower, at its sole cost and expense, will keep the Property and the Collateral insured during the entire term of the Loan, for the mutual benefit of Borrower and Lender, against fire and such other hazards that would be covered by an insurance policy issued on a Special Form Cause of Loss - “All Risk” basis (the “Casualty Policy”). The Casualty Policy shall:

(i)	include coverage for, and specifically state that coverage is provided for: Windstorm Coverage (as defined in Section 12.1(b)(iii), hail, Terrorism Coverage (as defined in Section 12.5 below) and, mold;

(ii)	provide coverage in an amount not less than full replacement value, without deduction for depreciation or co-insurance;

(iii)	have a deductible no greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) per occurrence, with the exception of a deductible no greater than (i) One Hundred Thousand and No/100 Dollars ($100,000.00) for any flood location within the 100-500 year flood plain and (ii) Fifty Thousand and No/100 Dollars ($50,000.00) per occurrence specific to Special Flood Hazard NFIP coverage for buildings located in Special Flood Hazard zones (other than a deductible of no greater than five percent (5%) of the replacement cost of the Property and the Collateral for Windstorm Coverage, Special Excess of NFIP Flood Hazard Coverage for buildings located in Special Flood Hazard Zones and earthquake insurance) and no more than five percent (5%) of underwritten net cash flow as determined by Lender in accordance with its internal underwriting procedures, and contain a replacement cost endorsement;

(iv)	contain a lender’s loss payable endorsement containing provisions equivalent to those provisions contained in Form 438BFU and naming Lender as the mortgagee (unless otherwise agreed by Lender in its sole discretion). If the lender’s loss payable endorsement is not provided on Form 438BFU or ISO Form CP1218, the applicable form number shall be referenced on the proposed endorsement and such endorsement must be acceptable to Lender;

(v)	be evidenced by an Accord 27 (Form Date: March, 1993), an Accord 28 (2003/10) or equivalent form, or such other form acceptable to Lender in its sole discretion in favor of Lender, as mortgagee and loss payee, and such evidence shall be provided to Lender. Borrower shall also provide Lender with a complete copy of the Casualty Policy promptly upon issuance but no later than sixty (60) days from the closing of the Loan;

(vi)	contain a so called “Agreed Amount” endorsement or a “No Co-Insurance” clause unless otherwise agreed by Lender in its sole and absolute discretion;

(vii)	Building Ordinance or Law Coverage sufficient to compensate for the cost of demolition, increased costs of construction and loss to any undamaged portion of the improvements at the Property if the current use of the Property or the improvements thereon are “nonconforming” or “legal nonconforming” or become “nonconforming” or “legal nonconforming” pursuant to the applicable zoning regulations and if full rebuildability and continued full use following a casualty is otherwise not permitted under such zoning regulations; and

(viii)	except as provided in subsection(a)(vi) above, not contain any co-insurance clauses or provisions that would reduce the coverage available under the Casualty Policy.

(b)	Other Property Insurance Coverage. Borrower must also provide the following additional forms of insurance coverage, whether as additional coverage under the Casualty Policy or by purchasing one or more additional policies, which additional coverage or policies shall comply with all of the requirements contained herein applicable to the Casualty Policy unless otherwise provided below:

(i)	Rental loss and/or business interruption insurance for a period of (i) twelve (12) months for all properties other than the Northrop VA Property (following the Earn-Out Advance) or (ii) eighteen (18) months for the Northrop VA Property (following the Earn-Out Advance), in an amount sufficient such that the insurer would not deem Borrower a co-insurer under the policy, (A) with loss payable to Lender; (B) which provides that after the physical loss to the Property and Collateral occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of (i) twelve (12) months for all properties other than the Northrop VA Property (following the Earn-Out Advance) or (ii) eighteen (18) months for the Northrop VA Property (following the Earn-Out Advance), whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (C) if required by Lender from time to time, which contains an extended period of indemnity endorsement which provides that after the physical loss to such Property and Collateral has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property and Collateral are repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such rental loss and/or business interruption insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents, except to the extent such amounts are actually paid out of the proceeds of such rental loss and/or business interruption insurance, as applicable. Any rental loss and/or business interruption insurance proceeds shall be held by Lender and disbursed in accordance with Section 12 of this Agreement;

(ii)	Comprehensive boiler and machinery coverage, without exclusion for explosion, covering all boilers or other pressure vessels, machinery and equipment located at the Property, in an amount not less than the full replacement value thereof and of the building or buildings housing the same and for “loss of income;”

(iii)	Pursuant to Section 12.1(a)(i), coverage for windstorm (“Windstorm Coverage”), which Windstorm Coverage shall comply with each of the applicable requirements for insurance policies set forth in this Section 12 (including, without limitation, those relating to deductibles); provided, that, Lender, at Lender’s option, may require Borrower to obtain or cause to be obtained the Windstorm Coverage with higher deductibles than set forth above;

(iv)	At all times during which structural construction, repairs or alterations are being made with respect to the improvements on the Property, and only if the Property and liability coverage forms do not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the below mentioned Liability Policy; and (B) the insurance provided for in subsection (a) above written in a so called Builder’s Risk Completed Value form, including coverage for 100% of the total construction costs (1) on a non reporting basis, (2) against “all risks” insured against pursuant to subsection (a) above, and (3) including permission to occupy the Property; and

(v)	Earthquake insurance in any area of increased risk (20% PML or higher). Lender may change its requirements for Earthquake Insurance from time to time based on (i) review of a current probable maximum loss seismic study, to be prepared at Borrower’s expense (up to once every two years), forecasting the expected damage from any event anticipated to reoccur once in 475 years, on a 50%-certain statistical basis; (ii) actual and potential losses at any other locations the same earthquake insurance covers and sharing the policy’s occurrence and annual aggregate limits of available coverage; and (iii) the amount of lost business or rental income to be expected during Restoration of the Property.

(c)	Liability Insurance. Borrower, at its sole cost and expense and during the entire term of the Loan, shall maintain:

(i)	a Commercial General Liability Coverage Policy on the so-called “occurrence” form (“Liability Policy”) that includes coverage for contractual damages, property damage, personal and bodily injuries (including death resulting therefrom) and provide for a per occurrence minimum limit of liability of not less than $1,000,000 and a general aggregate minimum limit of liability of not less than $2,000,000 without any deductible or self-insured retention unless otherwise agreed by Lender in its sole and absolute discretion (to continue at not less than the aforesaid limits until reasonably required to be changed by Lender pursuant to Section 12.2 hereof), and such other liability insurance as is reasonably requested by Lender. The Liability Policy shall cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability coverage with regard to occurrences for property damage, bodily injury, personal injury and death for so-called “insured” contracts as defined in the Liability Policy. Further, the policy shall include coverage for, and shall specifically state that coverage for, Terrorism Coverage and mold are not excluded. Borrower shall provide a Certificate of Liability Insurance that states the coverage limits per occurrence and indicates the full name of Borrower as a named insured, rather than as an additional insured; and

(ii)	umbrella liability insurance in an amount not less than $50,000,000 million per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (i) above.

(d)	Blanket Insurance. Unless otherwise agreed to by Lender in its sole and absolute discretion, blanket policies shall be permitted only if (i) coverage will not be affected by any loss on other properties covered by the policies, (ii) the policy specifically allocates to each Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy, and (iii) such policy is approved in advance in writing by Lender, and Lender’s interest is included therein as provided in this Agreement, (iv) such policy is otherwise issued in accordance with the terms of Section 12 of this Agreement, and (v) any changes or amendments made hereafter to such policy (including any endorsements and riders) are subject to the approval of Lender or its servicing agent. At all times, approval of any blanket policy remains subject to review and approval by Lender based on the schedule of locations and values.

12.2	ADDITIONAL INSURANCE.

In addition to the foregoing, Borrower shall at all times obtain and maintain (or cause to be obtained and maintained) such additional insurance policies and coverage (i) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is party or to which Borrower or the Property is subject, including, without limitation, any declarations of covenants, conditions and restrictions or similar covenants and/or restrictions affecting the Property, franchise agreements, licenses, leases, codes or ordinances, (ii) as set forth on Exhibit G attached hereto, and (iii) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests and/or to satisfy then current market conditions and requirements.

12.3	POLICY REQUIREMENTS.

The Casualty Policy, the Liability Policy and each other insurance policy required hereunder (each, a “Policy” and, collectively, the “Policies”) shall:

(a)	provide that (i) Lender shall receive thirty (30) days’ notice of any modification, cancellation or expiration of the Policy, (ii) Lender shall receive ten (10) days’ notice of any nonpayment, and (iii) any such modification, cancellation or expiration without such notice shall not be effective against Lender;

(b)	unless otherwise agreed by Lender in its sole discretion and except for flood and earthquake insurance coverage, be issued by an insurer having a minimum rating of “A” or better from S&P, and, in the event of a ratings downgrade from S&P, Borrower shall be required to replace said insurer(s) with a carrier satisfying the claims paying ability ratings required by this subsection (b);

(c)	each insurer shall be admitted or authorized to do business in the state where the Property is located or shall otherwise be acceptable to Lender in its sole and absolute discretion;

(d)	be evidenced by a certificate or other documents in form and substance acceptable to Lender, and shall be delivered to Lender on or before the date hereof;

(e)	specifically state on the evidence thereof provided to Lender in accordance with this Article 12, any exclusion or condition which is a deviation from standard insurance language or forms;

(f)	shall contain clauses or endorsements to the effect that the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(g)	shall contain an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy; and

(h)	shall contain clauses or endorsements to the effect that no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned.

12.4	MAINTENANCE OF INSURANCE.

Borrower shall:

(a)	maintain, or cause to be maintained, all required insurance throughout the term of the Loan and while any obligations of Borrower to Lender under any of the Loan Documents remain outstanding, at Borrower’s expense, with companies, and in form and substance satisfactory to Lender. Insurance coverage as required hereunder which is provided by a tenant at the Property pursuant to a Lease shall be acceptable coverage hereunder provided Lender has reasonably approved such coverage and all of the requirements for such insurance coverage in this Article 12 are satisfied, including, but not limited to, Section 12.6(b);

(b)	as a condition to Lender entering into the Loan Documents and making the Loan, and as and when in the future requested by Lender, forward a paid receipt to Lender with respect to all insurance coverage required under this Agreement, and such receipt shall indicate the policy period, the property location and the annual premium delineated with respect to each type of coverage provided by such policy. Lender, by reason of accepting, rejecting, approving or obtaining insurance, shall not incur any liability for: (A) the existence, nonexistence, form or legal sufficiency of any insurance, (B) the solvency of any insurer or (C) the payment of claims;

(c)	give Lender written notice of the cancellation of any Policies within five (5) days of receipt of any such notice of cancellation from the insurer; and

(d)	deliver to Lender, not less than thirty (30) days prior to the expiration dates of the Policies (or certificates of insurance) theretofore furnished to Lender, renewal Policies (or certificates of insurance) accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder.

12.5	TERRORISM COVERAGE.

Borrower shall at all times obtain and maintain (or cause to be obtained and maintained) coverage for Acts of Terror (the “Terrorism Coverage”), which such Terrorism Coverage shall comply with each of the applicable requirements for the Policies set forth above (including, without limitation, those relating to deductibles, except as otherwise agreed to by Lender in its sole and absolute discretion). As used herein, the term “Terrorism Coverage” shall mean coverage for Acts of Terror. As used above, “Acts of Terror” shall mean acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be further modified, amended, or extended, collectively, “TRIPRA”), remains in full force and effect, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Acts of Terror”. Notwithstanding the foregoing, in no event shall Borrower be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase such portion of the Terrorism Coverage as is obtainable by payment of annual premiums equal to the TC Cap). As used above, “TC Cap” shall mean a premium in an amount to provide coverage equal to the outstanding principal balance of the Loan.

12.6	CERTAIN RIGHTS OF LENDER.

(a)	If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such insurance coverage as Lender in its reasonable discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate;

(b)	Borrower shall assign the Policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Lender shall be named as “Mortgagee” and “Loss Payee” on all Property Policies and as “Additional Insured” on any Liability Policy. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with this Section 12.6(b), and such additional insurance shall not be canceled without prior notice to Lender. From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Property. The proceeds of Policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as provided in Article 12 of this Agreement; and

(c)	Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such Policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 12.6(c), however, shall require Lender to incur any expense or take any action hereunder.

12.7	CASUALTY AND CONDEMNATION; RESTORATION PROCEEDS.

(a)

Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by, on behalf of, or by any tenant of the Property for the benefit of, Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article 12. Borrower shall promptly notify Lender of any Casualty or Taking, but in no event later than ten (10) days thereafter. Subject to the terms and provisions of the Leases, Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s reasonable costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are $2,000,000 or less (the “Restoration Proceeds Threshold”), provided no Default then exists, Lender shall disburse such Net Restoration Proceeds directly to Borrower and Borrower must use such Net Restoration Proceeds to restore and/or repair the Property. All Insurance Proceeds received by Borrower or

Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall to the extent of available proceeds (and subject to any other applicable requirements herein) divide the aggregate proceeds by such number of months, and, provided no Default then exists, shall disburse a monthly installment thereof to the Restricted Account each such month to be held and disbursed in accordance with the terms of the Cash Management Agreement. Subject to Lender’s rights under Section 12.8, provided no Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any reasonable costs incurred by Lender, shall be paid to Borrower.

(b)	Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if a Default then exists without the prior written approval of Lender, which approval shall not be unreasonably withheld. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.

(c)	If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Property affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent but subject to the rights of the tenant under any Lease, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Loan, or (ii) to the Restoration of all or any part of the Property affected by the Casualty or Taking, as applicable. In the event that a Casualty or Taking exceeds the thresholds set forth in Section 12.8(d) hereof and Lender has elected to apply the Restoration Proceeds thereof to the outstanding principal balance of the Loan, Borrower shall be permitted to release the affected Property from the Lien of the Mortgage.

12.8	RESTORATION.

Borrower shall restore and repair (or shall cause the restoration and repair of) the Property or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 12.7, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 12.7) available to Borrower for Borrower’s restoration and repair of the Property affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its sole and absolute discretion:

(a)	At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Default;

(b)	The Property affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;

(c)	Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to make the scheduled payments due under the Loan coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);

(d)	(i) in the event of a Casualty, less than thirty percent (30%) of each of (1) the fair market value of the Property and (2) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (ii) in the event of a Taking, less than fifteen percent (15%) of each of (1) the fair market value of the Property and (2) the rentable area of the Property is taken, no material portion of the Improvements is located on such land and such Taking does not materially impair the existing access to the Property. In this clause (d), the fair market value shall be reasonably determined by Lender, provided, however, if Borrower reasonably objects to Lender’s determination of fair market value, the fair market value shall be determined by an appraisal reasonably acceptable to Borrower and Lender;

(e)	Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents reasonably acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Property lost or damaged to the condition, utility and value required by Section 12.8(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Loan and shall be disbursed, if at all, pursuant to this Article 12); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all applicable laws;

(f)	Borrower shall use commercially reasonable efforts to commence such work within one hundred eighty (180) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;

(g)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable laws in order to repair and restore the Property to the condition as required hereunder, (C) the expiration of the business interruption insurance coverage referred to in Section 12.1(b)(ii), and (D) earliest date required pursuant to the terms of any applicable Major Lease; and

(h)	the Property and the use thereof after the Restoration will be in compliance with all applicable laws in all material respects.

12.9	DISBURSEMENT.

(a)	Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including, without limitation, requiring lien waivers, performance and insurance bonds, and any other documents, instruments or items which may be customarily required by lenders.

(b)

In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

ARTICLE 13. INDEMNITY

13.1	INDEMNITY.

BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, AND SUCCESSORS AND ASSIGNS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND REASONABLE LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH LENDER OR SUCH OTHER INDEMNITEE MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS, COVENANTS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIALS SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS, OR LEGAL OR OTHER EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. BORROWER SHALL PROMPTLY PAY TO LENDER UPON DEMAND (WHICH DEMAND SHALL BE GIVEN PROMPTLY PROVIDED FAILURE TO PROMPTLY DELIVER SUCH DEMAND SHALL NOT ADVERSELY AFFECT LENDER’S RIGHTS HEREUNDER) ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES SHALL SURVIVE CANCELLATION OF THE NOTE AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF ANY SECURITY FOR THE LOAN.

13.2	DUTY TO DEFEND, LEGAL FEES AND OTHER FEES AND EXPENSES.

Upon written request by any Indemnitee, Borrower shall defend such Indemnitee (if requested by any Indemnitee, in the name of the Indemnitee) by attorneys and other professionals approved by the Indemnitee. Notwithstanding the foregoing, any Indemnitee may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnitee, their attorneys shall control the resolution of any claim or proceeding (other than a settlement thereof, which will require the prior written consent of Borrower). Upon demand, Borrower shall pay or, in the sole discretion of the Indemnitee, reimburse, the Indemnitee for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

13.3	MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Indemnitee and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents.

13.4	ERISA INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnitee may incur, directly or indirectly, as a result of a default under Sections 5.1(i) and 7.2 of this Agreement.

13.5	SPECIAL SERVICING.

Borrower shall pay all reasonable special servicing fees relating the transfer of the Loan to special servicing at any time during the term of the Loan and for so long as the Loan is in special servicing. The obligations of Borrower set forth in this Section 13.5 are limited to the Borrower and Guarantor shall have no liability to Lender hereunder.

ARTICLE 14. TRANSFER AND SUBSTITUTION OF PROPERTY

14.1	TRANSFER OF PROPERTY; ASSUMPTION OF LOAN.

Notwithstanding anything to the contrary contained in the Mortgage, Lender shall consent to the voluntary sale or exchange of all (but not a portion) of the Property by Mortgagor and an assumption of the Loan by the transferee no more than three (3) times so long as no Default has occurred and is continuing and all of the following conditions precedent have been satisfied:

(a)	Notice. Lender’s receipt of not less than forty-five (45) days’ prior written notice of the proposed sale or exchange;

(b)	Credit Review and Underwriting. Lender’s reasonable determination that the proposed purchaser, the proposed guarantor(s), if any, and the Property all satisfy Lender’s then applicable credit review and market underwriting standards consistently applied to all borrowers, taking into consideration, among other things, (a) the experience and financial strength and condition and credit quality of the proposed purchaser and the proposed guarantor(s), (b) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes, and (c) any requirement of Lender that the proposed purchaser satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

(c)	Experience. Lender’s reasonable determination that the proposed purchaser possesses satisfactory recent experience in the ownership and operation of properties similar to the Property;

(d)	Impounds. Lender’s receipt of such new or increased Impounds as Lender may reasonably require, including, without limitation, new or increased Impounds for taxes, insurance, tenant improvements and leasing commissions, capital improvements and capital expenditures, and the amendment of the Loan Documents to require the purchaser to make monthly deposits of such new or increased Impounds for such purposes thereafter;

(e)	Documents and Instruments. Lender’s receipt of such fully executed documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (i) an assumption agreement under which the purchaser assumes all obligations and liabilities of Borrower under this Agreement and the other Loan Documents and agrees to such amendments to the Loan Documents as Lender may reasonably require in order to reflect the change in the borrowing entity and principals and any new or increased Impounds, and (ii) a consent to the sale or exchange by each existing Guarantor and a reaffirmation of each Guarantor’s obligations and liabilities under each guaranty or the execution of new guaranties by new guarantors satisfactory to Lender in its reasonable discretion,

(f)	Opinions. The purchaser shall furnish an opinion of counsel reasonably satisfactory to Lender and its counsel (i) that the assumption of the Loan has been duly authorized, executed and delivered, and that the Note, the assumption agreement and the other Loan Documents are valid, binding and enforceable against the purchaser in accordance with their terms, (ii) that purchaser, any member or general partner of the purchaser (including any SPE Party), and any additional signatory of the purchaser have been duly formed or organized and are in existence and good standing, and (iii) with respect to such other matters as Lender may reasonably request, and if required in connection with the original Loan, a bankruptcy non-consolidation opinion with respect to the purchaser, its equity owners, Guarantor and such other parties as Lender may require, substantially in the form as executed at closing of the original Loan;

(g)	Title Insurance. If required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Mortgage and the priority thereof will not be impaired or affected by reason of such sale or exchange of the Property;

(h)	Assumption Fee. Payment to Lender of an assumption fee equal to one half of one percent (.5%) of the then outstanding principal balance of the Note, but not less than Fifteen Thousand and No/100 Dollars ($15,000);

(i)	Costs and Expenses. Payment to Lender of any and all reasonable costs and expenses paid or incurred by Lender in connection with any request for a sale or exchange, including, without limitation, all in-house or outside counsel attorneys’ fees, title insurance fees, lien and tax search fees, appraisal fees, inspection fees, and environmental consultant’s fees and any fees or charges of the applicable Rating Agencies;

(j)	No Downgrade. If required by Lender and with Lender’s assistance, delivery to Lender of written evidence from the Rating Agencies that such sale or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding; and

(k)	No Adverse REMIC Event. If required by Lender, delivery to Lender of an opinion of tax counsel, in form and content and issued by tax counsel satisfactory to Lender’s counsel, that such sale or exchange shall not (a) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (b) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.

Lender shall fully release Borrower and each existing Guarantor from any further obligation or liability to Lender under this Agreement and the other Loan Documents upon the assumption by the purchaser and each new guarantor of all of Borrower’s and each Guarantor’s obligations and liabilities hereunder and under the Loan Documents and the satisfaction of all other conditions precedent to a sale or exchange in accordance with the provisions of this Article 14.

Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Article 14 during the period that commences on the date that is sixty (60) days prior to the date of any intended securitization of the Loan and ending on the date that is sixty (60) days after the date of such securitization of the Loan.

14.2	SUBSTITUTION.

(a)

Subject to the terms and conditions set forth in this Section 14.2, following the Earn-Out Advance, Borrower may obtain a release of the Lien of the Mortgage (and the related Loan Documents) on the Northrop VA Property (the “Substituted Property”), but only up to fifteen percent (15%) of the outstanding principal balance of the Loan, it being understood that the difference between fifteen

(15%) of the outstanding principal balance of the Loan and the Allocated Loan Amount of the Substituted Property shall be subject to Partial Defeasance, by substituting therefor another commercial property or properties of like kind and quality acquired by Borrower or an Affiliate thereof (the “Substitute Property”), provided that the following conditions precedent are satisfied:

(A) the purchase option granted with respect to the Northrop VA Property shall have been exercised;

(B) all conditions to substitute the Northrop VA Property in the Mezzanine Loan Agreement shall have been satisfied;

(C) the Maturity Date shall have not occurred.

(D) Lender shall have received at least forty-five (45) days prior written notice requesting the substitution and identifying the Substitute Property.

(E) Lender shall have received a copy of a deed conveying all of Borrower’s right, title and interest in and to the Substituted Property to an entity other than Borrower pursuant to the purchase option with respect to the Northrop VA Property and a letter from Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Substituted Property is located.

(F) Lender shall have received a fee in the amount of one quarter of one percent (0.25%) of the Release Price for the Substituted Property.

(G) If the Loan is part of a Securitization, Lender shall have received an appraisal of the Substitute Property, dated no more than sixty (60) days prior to the substitution date, by an appraiser reasonably acceptable to the Rating Agencies.

(H) The fair market value of the Substitute Property shall not be less than one hundred five percent (105%) of the greater of (A) the fair market value of the Substituted Property as of the Disbursement Date and (B) the fair market value of the Substituted Property as of the date immediately preceding the substitution, which determination shall be made by (I) Lender in its reasonable discretion if the Loan is not part of a Securitization and (II) Lender based on the appraisals delivered pursuant to clause (G) above if the Loan is part of a Securitization.

(I) After giving effect to the substitution, the Debt Yield for the Loan for all of the Properties (excluding the Substituted Property and including the Substitute Property) is not less than the greater of (i) the Closing Date Debt Yield and (ii) the Debt Yield for the Loan for all of the Properties as of the date immediately preceding the substitution.

(J) The Adjusted Actual Net Operating Income for the Substitute Property as of the date of the substitution is greater than the Adjusted Actual Net Income for the Substitute Property of any of the prior three (3) years.

(K) The Adjusted Actual Net Operating Income for the Substitute Property is greater than one hundred five percent (105%) of the Adjusted Actual Net Operating Income for the Substituted Property.

(L) If the Loan is part of a Securitization, Lender shall have received (with Lender’s assistance) confirmation in writing from the Rating Agencies to the effect that such substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such substitution for the securities, or any class thereof, issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such substitution, which consent shall not be unreasonably withheld.

(M) No Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to Borrower, the Properties and the Substitute Property and containing any other representations and warranties with respect to Borrower, the Properties, the Substitute Property or the Loan as the Rating Agencies may reasonably require, unless such certificate would be inaccurate, such certificate to be in form and substance reasonably satisfactory to the Rating Agencies.

(N) Borrower shall (A) have executed, acknowledged and delivered to Lender (I) such security instruments and UCC-1 financing statements with respect to the Substitute Property as Lender may reasonably require, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such security instruments and financing statements and agreeing to record or file, as applicable, such security instruments and financing statements in the appropriate recording or filing offices so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (II) a hazardous substances indemnity agreement with respect to the Substitute Property and (B) have caused the Guarantor to acknowledge and confirm their respective obligations under the Loan Documents. The required security documents, financing statements and other documents shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the related Substituted Property subject to modifications reflecting only the Substitute Property as the property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as are customarily delivered in similar transactions in such state and delivering the opinion as to the enforceability of such documents required pursuant to clause (T) below. The security instrument encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such security instrument shall be equal to one hundred twenty-five percent (125%) of the allocated loan amount of the Substitute Property. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Release Price”) shall equal an amount equal to fifteen percent (15%) of the then current principal balance of the Loan.

(O) Lender shall have received (A) to the extent available any “tie-in” or similar endorsement to each title insurance policy insuring the Lien of an existing Mortgage as of the date of the substitution with respect to the title insurance policy insuring the Lien of the Mortgage with respect to the Substitute Property and (B) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the title insurance policies insuring the Lien of the existing Mortgages (or any other reputable national title insurance company approved by Lender) and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the title insurance policy insuring the Lien of the Mortgage encumbering the Substituted Property. The title insurance policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the Substitute Release Price if the “tie-in” or similar endorsement described above is available or, if such endorsement is not available, in an amount equal to one hundred fifty percent (150%) of the Substitute Release Amount, (2) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (3) contain such endorsements and affirmative coverages as are then available and are contained in the title insurance policies insuring the Liens of the existing Mortgages, and (4) name Lender as the insured. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(P) Lender shall have received a current survey for the Substitute Property, certified to the title company and Lender and their successors and assigns, in the same form and having the same content as the certification of the survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies. Such survey shall reflect the same legal description contained in the title insurance policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each survey and each survey shall certify that the surveyed property is not located in a “one-hundred-year flood hazard area.”

(Q) Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for a Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period.

(R) Lender shall have received a Phase I environmental report from an environmental consultant that typically provides such reports to Lender, and, if recommended under the Phase I environmental report, a Phase II environmental report, which conclude that the Substitute Property does not contain any hazardous materials and is not subject to any risk of contamination from any off-site hazardous materials. If any such report discloses the presence of any hazardous materials or the risk of contamination from any off-site hazardous materials, such report shall include an estimate of the cost of any related remediation and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such report indicating that there are no longer any hazardous materials on the Substitute Property or any danger of contamination from any off-site hazardous materials that has not been fully remediated and (B) paid receipts indicating that the costs of all such remediation work have been paid.

(S) Borrower shall deliver or cause to be delivered to Lender (A) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Disbursement Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower authorizing the substitution and any actions taken in connection with such substitution.

(T) Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel admitted to practice under the laws of the state in which the Substitute Property is located stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (N) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (B) an opinion of counsel acceptable to the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (N)

above were duly authorized, executed and delivered by Borrower and that the execution and delivery of such Loan Documents and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents does not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or to realize the benefits of the cross-collateralization provided for thereunder; (D) an update of the Non-Consolidation Opinion indicating that the substitution does not affect the opinions set forth therein; (E) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating that the substitution and the related transactions are arms length transactions and do not constitute a fraudulent conveyance under applicable bankruptcy and insolvency laws and (F) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(U) Borrower shall have paid, or escrowed with Lender, all due and payable insurance premiums (unless the Property is covered by a blanket insurance policy), taxes and other charges relating to each of the Properties and the Substitute Property, including without limitation, (i) accrued but unpaid insurance premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable maintenance charges and other impositions relating to each of the Properties and Substitute Property. Any Impounds or other amounts held by Lender with respect to the Substituted Property shall, at the Borrower’s election, be applied to (i) amounts payable by Borrower in connection with this Section 14.2(U), (ii) returned to Borrower, or (iii) or applied to other amounts due and payable by Borrower under this Agreement.

(V) Borrower shall have paid or reimbursed Lender for all reasonable third party costs and expenses actually incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the substitution.

(W) Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Substituted Property, each certified (to Borrower’s knowledge) to Lender as being true and correct in all material respects and a certificate from Borrower certifying (to Borrower’s knowledge) that there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(X) Borrower shall have delivered to Lender estoppel certificates from any existing tenants of the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject lease is a valid and binding obligation of the tenant thereunder, (2) there are no material defaults under such lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no defense or offset to the payment of rent under such leases, (4) no rent under such lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such lease to purchase all or any portion of the Substitute Property, unless the lowest possible purchase price for such option to purchase exceeds the Release Price of the Substituted Property, and (6) all tenant improvement work required under such lease has been completed and the tenant under such lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject lease has not yet been completed, Borrower shall, if required by the Rating Agencies, deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such lease. In lieu of estoppel certificates delivered by tenants, Borrower may execute and deliver estoppel certificates with respect to such Leases for Leases of not more than 10% (in the aggregate) of the total square footage of the Substitute Property.

(Y) Lender shall have received copies of all tenant leases affecting the Substitute Property certified to Borrower’s knowledge as being true and correct.

(Z) Lender shall have received subordination, nondisturbance and attornment agreements in the form approved by Lender in connection with the origination of the Loan with respect to tenants designated by Lender at the Substitute Property.

(AA) Lender shall have received (A) an endorsement to the title insurance policy insuring the Lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such title insurance policy stating that the Substitute Policy constitutes a separate tax lot or (B) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot (or other evidence with respect thereto).

(BB) Lender shall have received a physical conditions report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable legal requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of material damage or waste. If compliance with any legal requirements are not addressed by the physical conditions report, such compliance shall be confirmed by delivery to Lender of a certificate of an architect licensed in the state in which the Substitute Property is located, a letter from the municipality in which such Property is located, a certificate of a surveyor that is licensed in the state in which the Substitute Property is located (with respect to zoning and subdivision laws), an ALTA 3.1 zoning endorsement to the title insurance policy delivered pursuant to clause (O) above (with respect to zoning laws) or a subdivision endorsement to the title insurance policy delivered pursuant to clause (O) above (with respect to subdivision laws). If the physical conditions report recommends that any repairs be made with respect to the Substitute Property, such physical conditions report shall include an estimate of the cost of such recommended repairs and Borrower shall deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which deposit shall constitute additional security for the Loan and shall be released to Borrower upon the delivery to Lender of (A) an update to such physical conditions report or a letter from the engineer that prepared such physical conditions report indicating that the recommended repairs were completed in good and workmanlike manner and (B) paid receipts indicating that the costs of all such repairs have been paid.

(CC) Lender shall have received a certified copy of the management agreement reflecting the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender a consent and subordination agreement with respect to such management agreement in the same form as delivered to Lender on the Disbursement Date.

(DD) Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization.

(EE) Lender shall have received copies of all contracts and agreements relating to the leasing and operation of the Substitute Property together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is a true and correct copy of such contract or agreement and all amendments thereto.

(FF) Borrower shall submit to Lender, not less than ten (10) days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Substituted Property for execution by Lender. Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located. Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 14.2 have been satisfied.

(GG) The weighted average Lease terms at the Substitute Property based on Net Operating Income shall extend no less than three (3) years beyond the Maturity Date.

(HH) Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property to be released and the Substitute Property shall be deemed to be a Property for purposes of this Agreement and the Substitute Release Price with respect to such Substitute Property shall be deemed to be the Release Price with respect to such Substitute Property for all purposes hereunder.

ARTICLE 15. DUE ON SALE/ENCUMBRANCE

15.1	DUE ON SALE/ENCUMBRANCE.

(a)	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) any SPE Party, (iii) any Intermediate Holdco, (iv) any Holdco, (v) Guarantor, and (vi) any shareholder, partner, member or non-member manager, or any direct legal or beneficial owner of Borrower, SPE Party, Intermediate Holdco, Holdco or Guarantor.

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise (but excluding Leases).

(b)	Property Transfers.

(i)	Prohibited Property Transfers. Except as otherwise permitted in this Agreement, Borrower shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease of all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Borrower’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer: (A) a Transfer which is expressly permitted under this Agreement; (B) a Lease which is permitted under the terms of the Loan Documents; and (C) the sale of inventory in the ordinary course of business.

(c)	Equity Transfers.

(i)

Prohibited Equity Transfers. Except as may be permitted under this Agreement, Borrower shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing or any other provision hereunder to the contrary, the following equity or property transfers shall be permitted and shall not be deemed Prohibited Equity Transfers (and each shall be permitted hereunder without the consent of Lender or the payment of any assumption fee), provided, (x) any of the applicable conditions set forth in this Section 15.1(c)(ii) are complied with by Borrower, (y) Borrower pays all of Lender’s reasonable out of pocket costs and expenses in connection therewith and (z) in the event the transfer of any direct or indirect equity ownership in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in any SPE Party, such transfers, if otherwise permitted hereunder, shall also be conditioned upon delivery to Lender of a new Non-Consolidation Opinion addressing such transfer:

(A) a sale, transfer or assignment (each, a “Transfer”) by holders of direct or indirect interests in Borrower (each an “Interest Holder”) as of the Disbursement Date (including, without limitation, those interests held, directly or indirectly, by Dividend Capital Total Realty Trust Inc. (“TRT”) or Dividend Capital Total Realty Operating Partnership LP (“TROP”)) to another person or entity who is not an Interest Holder, provided, however, that (i) after taking into account any prior Transfers pursuant to this sentence, whether to the proposed transferee or otherwise, no such Transfer (or series of Transfers) shall result in a change of Control (as hereinafter defined) of Borrower or the day to day operations of the Property, (ii) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer reasonably requested by Lender, not less than thirty (30) days after the date of such Transfer; and (iii) no Default shall have occurred and is continuing;

(B) any Transfer, sale, assignment or issuance, from time to time, of (i) any securities in TRT, or (ii) any operating partnership units in TROP, provided, however, that TRT and TROP shall continue to (x) Control (as defined in clause (ii) in the definition of Control) directly or indirectly, the Borrower and the day to day operations of the Property on the date of such Transfer and (y) own, directly or indirectly, at least 25% of all equity interests in Borrower;

(C)(i) any Transfer, sale, assignment, or issuance from time to time, of the shares of stock or assets in TRT or TROP, (ii) any Transfer by operation of law resulting from the merger, consolidation, or non-bankruptcy reorganization, of TRT or TROP, (iii) the listing of the securities in TRT or TROP on a national securities exchange, (iv) the conversion of TRT or TROP, or any subsidiary thereof, into an “open end fund”, or (v) the transfer of any Property from Borrower to an affiliate of Borrower that is owned and controlled in substantially the same manner as Borrower is owned and controlled on the Disbursement Date and with the equivalent or better financial condition than that of Borrower (“Affiliate Transferee”) provided that (x) the organizational documents of the Affiliate Transferee are substantially similar to the organizational documents of Borrower and (y) the Affiliate Transferee executes assumption documentation reasonably required by Lender (it being understood and agreed that no assumption fee shall be payable in connection with any such assumption); provided, however, that, to the extent that any Transfer under subsections (i) or (ii) above, results in a change in Control of TRT or TROP, as applicable, then Borrower must satisfy each of the applicable conditions relating to an assumption of the Loan by a new transferee pursuant to the applicable section within the Loan Agreement;

(D) subject to clause (C) above, a sale, issuance or Transfer of shares or other securities of TRT or any of its affiliates, which are listed on any national securities exchange; and

(E)(1) the closing of the Mezzanine Loan and the execution and delivery of all of the Mezzanine Loan Documents and the performance of all of the obligations thereunder by Mezzanine Borrower and any other parties thereto and (2) foreclosure (or deed in lieu of foreclosure) by Mezzanine Lender of any direct or indirect membership interests of Borrower under any pledge agreement under the Mezzanine Loan, including under the Mezzanine Pledge Agreement.

15.2	REPLACEMENT MEZZANINE DEBT.

Notwithstanding anything to contrary contained in this Agreement, certain owners of Borrower shall be permitted to obtain mezzanine financing (the “New Mezzanine Loan”) upon the repayment in full of the Mezzanine Loan, which New Mezzanine Loan shall be secured by the membership or partnership interests in Borrower or the direct or indirect owners of Borrower, subject to the following conditions and requirements:

(a)	the New Mezzanine Loan shall be junior and subordinate to the Loan and subject to the terms of a New Mezzanine Intercreditor (defined below);

(b)	Lender’s review and approval in its reasonable discretion of all of the terms and conditions of the New Mezzanine Loan, including the interest rate and loan amount (unless such interest rate and loan amount are less than the interest rate and the loan amount of the Mezzanine Loan), and the documents evidencing the New Mezzanine Loan;

(c)	the New Mezzanine Loan shall only be payable out of any excess cash flow from the Property (i.e., after all debt service and other payments, reserve payments and escrows due under the Loan and all operating expenses have been paid) or from equity contributions, and as otherwise permitted under the New Mezzanine Intercreditor;

(d)	the Debt Yield, including for the purposes of this calculation the New Mezzanine Loan is not less than (i) 15.0% or (ii) in the event the Earn-Out Advance shall have been made, 13.7%;

(e)	the lender under the New Mezzanine Loan (the “New Mezzanine Lender”) shall be a Qualified Transferee and shall at all times during the term of the Loan be the sole owner and holder of the New Mezzanine Loan and shall not assign or pledge all or any portion thereof to any other third party other than a Qualified Transferee;

(f)	the New Mezzanine Lender shall enter into an intercreditor agreement with Lender in form and substance satisfactory to the Rating Agencies and reasonably satisfactory to Lender (the “New Mezzanine Intercreditor”);

(g)	the New Mezzanine Loan shall be nonrecourse to Borrower as to principal and interest required to be paid under the New Mezzanine Loan and shall not be secured by a lien against the Property;

(h)	Borrower shall reimburse Lender for all of Lender’s reasonable attorney’s fees and actual out-of-pocket expenses incurred by Lender in reviewing the New Mezzanine Loan documents and negotiating and documenting the New Mezzanine Intercreditor; and

(i)	Borrower, at Borrower’s sole cost and expense and with Lender’s assistance, shall deliver a confirmation from the Rating Agencies that such New Mezzanine Loan will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding.

The final capital structure of the New Mezzanine Loan is subject in all respects to Lender’s reasonable approval and the Rating Agencies’ approval, including, without limitation, the organizational structure of Borrower.

ARTICLE 16. MISCELLANEOUS PROVISIONS

16.1	FORM OF DOCUMENTS.

The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and any of the other Loan Documents shall (unless expressly set forth to the contrary) be subject to Lender’s approval as more particularly set forth hereunder and under the other Loan Documents and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

16.2	NO THIRD PARTIES BENEFITED.

No Person other than Lender and Borrower (and Guarantor with respect to the Guaranty) and their respective permitted successors and assigns shall have any right of action under any of the Loan Documents.

16.3	NOTICES.

All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by certified mail, return receipt requested, or by overnight express mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

16.4	ONGOING CREDIT AUTHORIZATION.

Borrower grants authorization to Lender to perform credit investigation on Borrower, Guarantor and other Affiliates of Borrower from time to time over the term of the Loan at Lender’s expense.

16.5	ATTORNEY-IN-FACT.

Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney-in-fact, after the occurrence and during the continuance of a Default, which agency is coupled with an interest, to execute and/or record at any time hereafter and during the term of the Loan in Lender’s or Borrower’s name any notices, instruments or documents that Lender reasonably deems necessary to protect or otherwise perfect Lender’s interest under any of the Loan Documents.

16.6	ACTIONS.

Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under the Loan Documents, may (upon prior consultation with Borrower) commence, appear in or defend any action or proceeding which is reasonably likely to have a Material Adverse Effect on the Property or the Loan Documents, and Borrower shall reimburse Lender upon demand for all such reasonable expenses so incurred or paid by Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs; provided that Section 16.10 shall apply with respect to disputes between Lender and Borrower.

16.7	RIGHT OF CONTEST.

Borrower may contest in good faith any claim, demand, levy or assessment by any Person other than Lender which would constitute a Default if: (a) Borrower pursues the contest diligently, in a manner which Lender determines (in its reasonable discretion) is not prejudicial to Lender, and does not impair in any material respect the rights of Lender under any of the Loan Documents; and (b) Borrower deposits with Lender any funds or other forms of assurance (which may include funds then held as Impounds, as determined in Lender’s reasonable discretion) which Lender in good faith determines from time to time appropriate to protect Lender from the consequences of the contest being unsuccessful. Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

16.8	RELATIONSHIP OF PARTIES.

The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property, except as expressly provided in this Agreement and the other Loan Documents.

16.9	DELAY OUTSIDE LENDER’S CONTROL.

Lender shall not be liable in any way to Borrower or any third party for Lender’s failure to perform or delay in performing under the Loan Documents (and Lender may suspend or terminate all or any portion of Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lockout, boycott or blockade (whether presently in effect, announced or in the sole judgment of Lender deemed probable), or from any act of God or other cause or event beyond Lender’s control, provided that Lender provides prompt written notice of any such aforementioned event to Borrower. The limitation on Lender’s liability under this Section 16.9 shall be effective only during the continuance of any such aforementioned event.

16.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.

If any attorney is engaged by Lender to enforce or defend, against Borrower, any SPE Party, Guarantor, Mezzanine Lender or any of their Affiliates, agents or representatives, any provision of this Agreement and/or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any reasonable fees and expenses incurred in connection with any “work-out” of the Loan or bankruptcy proceeding of Borrower, then Borrower shall pay to Lender, upon demand, the amount of all reasonable costs and expenses incurred by Lender in connection therewith (including reasonable attorneys’ fees and any then reasonable and customary loan servicing and/or special servicing fees applicable to the Loan (including, without limitation any reasonable “work-out” and/or liquidation fees)), together with interest thereon from the date of such demand until paid at the Default Rate; provided that, if any action is commenced in connection with any of the foregoing, the party who is determined to be the prevailing party in such action shall be entitled to be paid, and the non-prevailing party shall pay to the prevailing party, all reasonable attorneys’ fees and interest thereon as noted above as fixed by the court. As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

16.11	IMMEDIATELY AVAILABLE FUNDS.

Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Lender shall be payable only in United States currency in immediately available funds.

16.12	LOAN SALES AND LOAN PARTICIPATIONS; DISCLOSURE OF INFORMATION.

Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes, including senior and junior notes, or components (the transactions referred to in clauses (a) through (e) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes and note components may be assigned different principal amounts and interest rates, so long as (x) at all times prior to a Default, the weighted average of the interest rates payable under the Loan and such component notes(s), equals the Interest Rate as of the closing of the Loan and (y) immediately after the effective date of such modification, the aggregate amount of the outstanding principal balance under such component notes equals the outstanding principal balance of the Loan immediately prior to such modification, and (ii) Borrower, at Lender’s cost and expense, agrees to execute and deliver to Lender such non-material amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith, provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. Provided that all such recipients of any such documentation or information keep the same confidential (except that, in the case of a public securitization, information may be disclosed to the extent required by federal securities laws), Lender may disseminate to any actual or potential purchasers, assignees or participants (and to any investment banking firms, rating agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation, securitization, or other secondary market transaction) all documents and financial and other information then possessed by or known to Lender with respect to: (a) the Property and its operation; and (b) Borrower, any constituent partner or member of Borrower, any guarantor and any non-borrower trustor. Borrower shall (at Lender’s sole cost and expense), within fifteen (15) days after request by Lender; (a) deliver to Lender such information and documents relating to Borrower, the Property and its operation and any party connected with the Loan as Lender or any Rating Agency may reasonably request; (b) deliver to Lender an estoppel certificate for the benefit of Lender and any other party designated by Lender verifying the status and terms of the Loan, in form and content reasonably satisfactory to Lender; (c) enter into such amendments to the Loan Documents as may be requested in order to facilitate any such sale, assignment, participation, securitization, or other secondary market transaction, provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents; (d) enter into such amendments to the organizational documents of Borrower as Lender or any Rating Agency may reasonably request to preserve or enhance Borrower’s special-purpose bankruptcy-remote status; and (e) provide opinions of counsel, which may be relied on by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to Delaware limited liability companies and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies, including a 10b-5 opinion, with respect to the Loan, the Property, the Borrower and Guarantor, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies. All of the foregoing shall be at no cost to Borrower provided no Default is continuing. Lender hereby agrees that any sale or participation (other than a Securitization) of all or any part of the Loan shall be made only to a Qualified Transferee.

16.13	LENDER’S AGENTS.

Lender may designate an agent or independent contractor to exercise any of Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to Lender in any of the Loan Documents shall include Lender’s agents, employees or independent contractors. Borrower shall pay the actual, reasonable costs of such agent or independent contractor either directly to such Person or to Lender in reimbursement of such costs, as applicable.

16.14	AUTHORIZATION TO FILE FINANCING STATEMENTS.

Borrower hereby authorizes Lender to file at any time on or after the date hereof, appropriate uniform commercial code financing statements in such jurisdictions and offices as Lender deems necessary or appropriate in connection with the anticipated perfection of a security interest in any and all personal property part of the Collateral as same relate to the Property. If for any reason the Loan is not consummated or upon Borrower’s payment in full of the Loan, Lender will cause the termination of such financing statements upon Lender’s receipt of written request from Borrower.

16.15	TAX SERVICE.

Lender is authorized to secure a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Lender. Borrower shall pay any reasonable fees associated with procuring such tax service contract in connection with the closing of the Loan, but not in connection with any subsequent tax service contracts obtained by Lender.

16.16	ADVERTISING.

In connection with the Loan, Borrower hereby agrees that Lender and its affiliated entities may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or Internet advertising or communications. Such details may include the name of the Property, address of the Property, the Loan amount, the date of the closing and a description of the size/location of the Property. Subject to the prior approval of Lender (except in the case of disclosures required under applicable laws or regulations), Lender hereby agrees that Borrower and its affiliated entities may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or Internet advertising or communications. Such details disclosed by Borrower may include only the name of the Property, address of the Property, the Loan amount (but not the Note Rate), the date of the closing and a description of the size/location of the Property.

16.17	COMMERCIAL LOAN.

Borrower warrants that the Loan evidenced by this Agreement, the Note and the other Loan Documents is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Agreement, the Note and the other Loan Documents shall be used for commercial purposes and stipulates that the Loan evidenced by this Agreement, the Note and the other Loan Documents shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

16.18	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY.

Borrower authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to the Title Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds (other than as a result of the gross negligence or willful misconduct of Lender), whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

16.19	SEVERABILITY.

If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

16.20	INTENTIONALLY OMITTED.

16.21	HEADINGS.

All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

16.22	SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL LIABILITY.

If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto and thereto.

16.23	GOVERNING LAW; JURISDICTION.

(a)

THIS AGREEMENT AND THE LOAN, AS A WHOLE, WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LENDERS HAVE SUBSTANTIAL BUSINESS OPERATIONS IN THE STATE OF NEW YORK AND THE LOAN DOCUMENTS WERE EXECUTED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED, IT BEING UNDERSTOOD

THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

National Registered Agents, Inc.
160 Greentree Drive
Suite 101
Dover, Delaware 19904

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

16.24	WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN

CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

16.25	INTEGRATION; INTERPRETATION.

The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified, except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by the parties hereto in writing.

16.26	COUNTERPARTS.

To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document.

16.27	AMENDMENTS.

Notwithstanding any provision of any other Loan Document (including without limitation the Note), in no event can any Loan Document be amended, extended, supplemented or otherwise modified, in whole or in part, except pursuant to a written agreement executed by Lender and any other party who has executed such Loan Document.

16.28	CONSENTS AND APPROVALS; CONSTRUCTION.

Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Agreement or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall be in Lender’s sole discretion except as may be otherwise expressly and specifically provided herein.

16.29	BRING DOWN OF REPRESENTATIONS; SURVIVAL OF WARRANTIES; CUMULATIVE.

Borrower hereby covenants and agrees to execute and deliver, at such time and from time to time, as required by Lender, such agreements, documents, instruments, estoppels, consents or certificates as Lender may, from time to time, reasonably request, including certificates reaffirming the representations and covenants of Borrower hereunder as if made on the date of any such reaffirmation. All representations and warranties contained in this Agreement and in any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of such compliance certificate (subject to the terms of Section 5.1(w) hereof), and each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

16.30	INTENTIONALLY OMITTED.

16.31	INTENTIONALLY OMITTED.

16.32	INTENTIONALLY OMITTED.

16.33	EXHIBITS; SCHEDULES.

All exhibits and schedules attached hereto and listed in the Table of Contents are fully incorporated herein by reference for all purposes.

16.34	CONFLICT.

In the event of any conflict between this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern.

16.35	SECURITIZATION INDEMNIFICATION.

(a)	Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with a securitization of the Loan (the “Securitization”), including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the certificates, notes or other securities issued in connection with the Securitization, the Rating Agencies, and service providers relating to the Securitization.

(b)

Upon Lender’s request, Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such specific sections of the Disclosure Documents specified in writing by Lender, as specifically relating to Borrower, Borrower Affiliates, the Property, Manager, Guarantor and other aspects of the Loan (the “Specific Sections”), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 16.35, Lender hereunder shall include its officers and directors), and any Affiliates of Lender that have filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate of Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Specified Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such Specified Sections in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any reasonable and actual out of pocket legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above and under Section 16.35(c) below only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made in the Specified Sections in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, and operating statements and rent rolls with respect to the Property provided by Borrower. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)	In connection with Exchange Act Filings, Borrower shall (subject to the proviso in Section 16.35(b)(ii)(C)) (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Specified Sections of the Disclosure Document a material fact required to be stated in the Specified Sections of the Disclosure Document in order to make the statements in the Specified Sections of the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any reasonable and actual out of pocket legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)	Promptly after receipt by an indemnified party under this Section 16.35 of notice of a claim and/or the commencement of any action relating to an indemnified Liability, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 16.35, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any claim or action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 16.35, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party(ies) shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)

In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 16.35(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 16.35(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lenders’ and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)	The liabilities and obligations of both Borrower and Lender under this Section 16.35 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(g)	If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or apportion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within thirty (30) days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than sixty (60) days after the end of each fiscal quarter of Borrower and (C) not later than one hundred twenty (120) Business Days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If reasonably requested by Lender, and to the extent available to Borrower and not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(h)

All financial data and financial statements provided by Borrower hereunder pursuant to Sections 16.35(g) and (h) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All annual financial statements referred to in Section 16.35(g) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 16.35(g) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 16.35(h).

(i)	If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing.

(j)	In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 16.35(g) and (h), Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender reasonably determines to be necessary or appropriate for such compliance with applicable law.

16.36	BORROWER WAIVERS.

With respect to any waivers given by Borrower under this Agreement and other Loan Documents, Borrower acknowledges that: (a) the obligations undertaken by Borrower under and pursuant to this Agreement and the Loan Documents are complex in nature, (b) Borrower’s waivers variously involve rights that may otherwise be available to Borrower or for its benefit, (c) as part of Lender’s consideration for entering into this transaction, Lender has specifically bargained for Borrower’s waivers and the relinquishment by Borrower of those rights so waived, and (d) Borrower has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type reflected in this Agreement and the Loan Documents. Based on the foregoing facts, Borrower represents and confirms to Lender that Borrower is fully informed regarding, and that Borrower does thoroughly understand the following: (i) the nature of its waivers and rights it has waived, (ii) the circumstances under which those rights may arise, (iii) the benefits which those rights might otherwise confer upon Borrower, and (iv) the legal consequences to Borrower of waiving those rights. Borrower acknowledges that Borrower has entered into this Agreement and the other Loan Documents and both undertaken Borrower’s obligations hereunder and thereunder and given its waivers with the intent that all such waivers shall be fully enforceable by Lender, and that Lender has been induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

16.37	REMEDIES OF BORROWER.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by applicable law or under this Agreement, the Mortgage, the Note and the other Loan Documents, Lender or such agent, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

16.38	MULTIPLE BORROWERS.

The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term defining each other Collective Group) has been defined to collectively include each individual Borrower (and in the case of each Collective Group, defined to collectively include each member of the same). It is the intent of the parties hereto in determining whether (a) a breach of a representation or a covenant has occurred, (b)

there has occurred a Default, or (c) an event has occurred which would create recourse obligations under this Agreement, that any such breach, occurrence or event with respect to any Borrower (or with respect to any single member of a Collective Group) shall be deemed to be such a breach, occurrence or event with respect to all Borrowers (and in the case of each Collective Group, each member of the same) and that all Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every Borrower (and likewise that each member of a Collective Group need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to such Collective Group). The term “Collective Group” as used in this Agreement shall refer to each of the groups of entities represented in this Agreement by the following defined terms: Borrower and Guarantor. The obligations and liabilities of each Borrower shall be joint and several as more further set forth in a contribution agreement entered into in connection with the Loan.

16.39	CO-LENDERS.

(a)	Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by a servicer, prior to a Securitization of the Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, all requests for approval and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to an agent appointed by the Co-Lenders.

(b)	Following the closing of the Loan (i) the liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for principal and interest payments, payment of prepayment fees, exits fees, default interest or any other amounts due hereunder, including costs, expenses, damages or advances each as set forth herein shall run to and benefit each Co-Lender in accordance with its share of the Loan.

(c)	Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and their Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

(d)	In connection with any consent or approval under the Loan Documents, or any other circumstance in which “Lender” has the right to take an action and obtain reimbursement therefor from Borrower or any Affiliate of Borrower under the Loan Documents, each Co-Lender agrees that the Co-Lenders shall designate one Co-Lender or one Servicer to act as the agent for all Co-Lenders for all dealings with Borrower under the Loan Documents. The initial agent so appointed by the Co-Lenders shall be Wells Fargo Bank, National Association. Borrower shall be entitled to rely on any written consent, approval, notice of Default, any other notices given or statements made or received by or from such agent pursuant to the Loan Documents believed by Borrower to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents without the necessity of confirming the same with the Co-Lenders. Wells Fargo Bank, National Association shall remain the agent for the Co-Lenders hereunder until a servicer has been appointed to administer the Loan, or a replacement agent has been appointed with the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.

[The remainder of this page intentionally left blank]

THIS AGREEMENT IS EXECUTED by Lender and Borrower as of the date appearing on the first page hereof.

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION			Lender’s Address:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Loan Administration

Wells Fargo Center

Commercial Mortgage Servicing

1901 Harrison Street, 2nd Floor

Mac A0227-020

Oakland, California 94612

Attention: Commercial Mortgage Servicing

Loan No.: 31-0909757

By:	/s/ ROBERT ROSENBERG
	Name:	Robert Rosenberg
	Title:	Managing Director

with a copy to counsel:

Cadwalader, Wickersham & Taft LLP 227 West Trade Street Charlotte, North Carolina 28202 Attention: James P. Carroll, Esq.

LENDER:

BANK OF AMERICA, N.A.			Lender’s Address:

BANK OF AMERICA, N.A.
By:	/s/ DAVID FALLICK

c/o Banc of America Securities LLC

NC1-027-20-03

214 North Tryon Street

Charlotte, North Carolina 28255

Attention: Steven Wasser

Facsimile: (704) 602-3726

Loan No.: 31-0909757

with a copy to counsel:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: James P. Carroll, Esq.

	Name:	David Fallick
	Title:	Managing Director

[Signatures continue on the following page]

THIS AGREEMENT IS EXECUTED by Lender and Borrower as of the date appearing on the first page hereof.

BORROWER:			Borrower’s Address:

[BORROWER NAME] a [STATE OF FORMATION] [ENTITY TYPE]			c/o Dividend Capital Total Realty
Operating Partnership LP
a			518 17th Street, Suite 1700
Denver, Colorado 80202

By:	/s/ GREG MORAN		with a copy to counsel: Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166 Attention: Robert J. Ivanhoe, Esq.
	Name:	Greg Moran
	Title:	SVP

Schedule 16.32 - Page 1

EXHIBIT A

DEFINITIONS

As used in this Agreement and the other Loan Documents, the following terms shall have the respective meanings set forth below.

“30/360 Basis” – means on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

“Acceptable Delaware LLC” – means a limited liability company formed under Delaware law which (i) has at least one springing member which, upon the occurrence of an event that causes the last remaining member to cease to be a member, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Act” – means the limited liability company act of the State of Delaware.

“Acts of Terror” – has the meaning ascribed to such term in Section 12.5 hereof.

“Actual/360 Basis” – means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Adjusted Actual Net Operating Income” – means projected annualized Net Operating Income over the twelve (12) month period subsequent to the date of calculation, adjusted as follows: (i) including in the calculation of Operating Expenses any non-reimbursable Operating Expenses, including expenses of any Property that is not leased for the portion thereof; (ii) excluding from the calculation of Operating Income any rents from any tenant under any Lease at the Property that has elected not to renew its Lease; and (iii) in the calculation of Operating Income, reduces the rents included in such calculation of any tenant under any Lease at the Property that has renewed its Lease at less rent than in its current Lease, notwithstanding that such rent reduction may not take effect until the renewal term of the Lease.

“Affiliate” – means, as to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries Controls or is Controlled by or is under common Control with such Person, (b) any Person owning or Controlling forty-nine percent (49%) or more of the outstanding voting securities of or other ownership interests in such Person, (c) if such Person is an individual, any entity for which such Person directly or indirectly acts as an officer, director, partner, owner employee or member, (d) any entity in which such Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of forty-nine percent (49%) or more, or (e) with respect to any Obligor, any other Obligor.

“Affiliate Transferee” – has the meaning ascribed to such term in Section 15.1(c)(ii)(C) hereof.

“Agreement” – has the meaning ascribed to such term in the preamble hereto.

“Allocated Loan Amount” – means that portion of the original principal balance of the Loan which has been allocated to each Individual Property, as reduced from time to time in accordance with this Agreement, pursuant to scheduled principal amortization or otherwise.

“Alteration Threshold” – means an amount equal to $3,000,000.

“Amended Note” – means an amendment and restatement of the Note.

“Amortization Period” – means thirty (30) years.

“Annual Budget” – means an operating and capital budget for the Property setting forth Borrower’s good faith estimate of projected operating expenses and capital expenditures for each calendar year, including, without limitation, those for maintenance, repairs, annual taxes, insurance, utilities and other annual expenses that are standard and customary for properties similar to the Property.

“Approved Annual Budget” – has the meaning ascribed to such term in Section 8.1(d) hereof.

“Approved Independent Manager Provider” – means each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (a) the foregoing shall only be deemed Approved Independent Manager Providers to the extent acceptable to the Rating Agencies and (b) additional national providers of professional Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

“Automatic Default” – has the meaning ascribed to such term in Section 9.1(b) hereof.

“Bankruptcy Code” – means the Bankruptcy Reform Act of 1978 (11 U.S.C. § 101-1330) as now or hereafter amended or recodified, and any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or similar law, rule or regulation for the relief of debtors.

“Borrower” – has the meaning ascribed to such term in the preamble hereto.

“Business Day” – means a day of the week (but not a Saturday or Sunday) on which banking institutions located in California are not required or authorized by law or other governmental action to close. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditures” – means major repairs and replacements to maintain or improve the Property, including, without limitation, structural repairs, roof replacements, HVAC repairs and replacements, mechanical and plumbing repairs and replacements and boiler repair and replacements.

“Capital Expenditures Impound” – has the meaning ascribed to such term in Section 4.4.4(c) of Exhibit E attached hereto.

“Cash Management Agreement” – means that certain Cash Management Agreement executed of even date herewith by Borrower, Lender and Depository, pursuant to the terms of Section 4.4 hereof.

“Casualty” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Casualty Policy” – has the meaning ascribed to such term in Section 12.1(a) hereof.

“Casualty Retainage” – has the meaning ascribed to such term in Section 12.9(b) hereof.

“Closing Date Debt Yield” – means (i) 18.2% or (ii) in the event the Earn-Out Advance shall have been made, 16.4%.

“Code” – means the Internal Revenue Code of 1986, as amended, and as may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” – has the meaning ascribed to such term in the preamble hereto.

“Collateral” – has the meaning ascribed to such term in the Mortgage.

“Collective Group” – has the meaning ascribed to such term in Section 16.38 hereof.

“Condemnation Proceeds” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Constituent Members” – has the meaning ascribed to such term in Section 5.2(g) hereof.

“Control” or “Controlling” – means, with respect to any Person, either (i) ownership, directly or indirectly, of forty-nine percent (49%) or more of all equity interests in such Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.

“Corporate Special Member” – has the meaning ascribed to such term in Section 5.2(h) hereof.

“Cost Breakdown” – has the meaning as ascribed to such term in Section 4.4.1 of Exhibit E attached hereto.

“Costs and Expenses” – has the meaning ascribed to such term in Section 7.1 hereof.

“Creditors Rights Laws” – has the meaning ascribed to such term in Section 5.2(h) hereof.

“Debt” – means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, and the payment of all sums advanced and reasonable costs and expenses incurred by Lender in accordance with the terms of this Agreement in connection with the enforcement and/or collection of the Debt or any part thereof.

“Debtor Relief Law” – has the meaning ascribed to such term in Section 9.1(b)(i) hereof.

“Debt Service” – means, for any period, the aggregate of all principal, interest payments and all other amounts that accrue or are due and payable in accordance with the Loan Documents during such period.

“Debt Yield” – means as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient obtained by dividing (1) the Adjusted Actual Net Operating Income by (2) the outstanding principal balance of the Loan.

“Default” – has the meaning ascribed to such term in Section 9.1 hereof.

“Default Rate” – means the lesser of (a) a fixed annual rate equal to five percent (5%) plus the Note Rate, and (b) the maximum interest rate permitted by applicable law.

“Defeasance” – means Borrower’s substitution of Collateral and Lender’s release of the lien of the Mortgage upon satisfaction of all of the terms and conditions set forth in Article 11.

“Defeasance Collateral” – means obligations or securities, not subject to prepayment, call or early redemption, each of which qualifies as a “Government security,” as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1 et seq.) or any “agency security” approved by Lender in its reasonable discretion, together with all revenues and proceeds of such obligations or securities.

“Defeasance Date” – means the date upon which the Defeasance is completed.

“Defeasance Option End Date” – means April 30, 2020.

“Defeasance Option Period” – means the period from and including the Defeasance Option Start Date to and including the Defeasance Option End Date.

“Defeasance Option Start Date” – means the earlier of (a) the twenty-fourth (24th) Due Date following the Startup Day of any REMIC which holds all or any part of the Loan or (b) the thirty-fifth (35th) Due Date following the First Due Date.

“Defeasance Property” – means any Individual Property or Properties that are released from the lien as a result of a Partial Defeasance.

“Defeasance Security Agreements” – means a pledge and security agreement and an account control agreement, each in form and substance customary in commercial mortgage defeasance transactions and, in case of Partial Defeasance, the New Note.

“Deferred Maintenance” – has the meaning ascribed to such term in Section 7.27 hereof.

“Delinquency Date” – has the meaning ascribed to such term in Section 4.1 hereof.

“Deposit” – has the meaning ascribed to such term in Section 7.4(f) hereof.

“Depository” – means Wells Fargo Bank, National Association under the Cash Management Agreement

“Designated TI Impound” – has the meaning ascribed to such term in Section 4.4.3(b) of Exhibit E attached hereto.

“Disbursement Date” – means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“Disclosure Document” – has the meaning set forth in Section 16.35(a) hereof.

“Due Date” – means the first (1st) day of each calendar month during the period commencing on the First Due Date and ending on the first (1st) day of the month preceding the Maturity Date; provided, however, upon ten (10) days prior-written notice from Lender to Borrower, the Lender has the one-time right during the term of the Loan to change the Due Date, with a corresponding change to the period in which interest accrues.

“Earn-Out Advance” – has the meaning set forth in Section 2.1(b) hereof.

“Earn-Out Disbursement Date” – has the meaning set forth in Section 2.1(b) hereof.

“Effective Date” – means the earlier of (a) the date the Mortgage is recorded in the real property records of the jurisdiction where the Property is located or (b) the date Lender authorizes the release of the Loan proceeds to Borrower.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.

“ERISA” – has the meaning ascribed to such term in Section 5.1(i) hereof.

“Exchange Act” – has the meaning set forth in Section 16.35(a) hereof.

“First Due Date” – means the first (1 st) day of the month following the Disbursement Date, or, if the Disbursement Date is the first (1st) day of the month, then the Disbursement Date.

“First P&I Due Date” – means August 1, 2010.

“Full Defeasance” – means a Defeasance of the entire Property.

“GE Loan Agreement” – has the meaning ascribed to such term in Section 5.2(n)(xiii) hereof.

“General TI Cap” – has the meaning ascribed to such term in Section 4.4.1 of Exhibit E attached hereto.

“General TI Deposit” – has the meaning ascribed to such term in Section 4.4.3(a) of Exhibit E attached hereto.

“General TI Impound” – has the meaning ascribed to such term in Section 4.4.3(a) of Exhibit E attached hereto.

“Governmental Authority” or “Governmental Authorities” – means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrower, the Property, or any Person with jurisdiction over Borrower or the Property exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GP SPE Party” has the meaning ascribed to such term in Section 5.2(e) hereof.

“Gross Income” – has the meaning ascribed to such term in the Cash Management Agreement.

“Guarantor” – means Dividend Capital Total Realty Operating Partnership LP, a Delaware limited partnership.

“Guaranty” – means that certain Limited Guaranty of even date herewith executed and delivered by Guarantor to Lender.

“Hazardous Materials” – has the meaning ascribed to such term in the Hazardous Materials Indemnity Agreement.

“Hazardous Materials Indemnity Agreement” – means that certain Hazardous Materials Indemnity Agreement of even date herewith, executed by Borrower and Guarantor in favor of Lender.

“Hazardous Materials Laws” – has the meaning ascribed to such term in the Hazardous Materials Indemnity Agreement.

“Holdco” – means TRT NOIP Fixed Real Estate Holdco LLC, a Delaware limited liability company.

“Impound” and “Impounds” – as used herein and in the other Loan Documents has the meaning ascribed to such term in Section 4.5 hereof.

“Improvements” – has the meaning ascribed to such term in the Mortgage.

“Indemnitee” – has the meaning ascribed to such term in Section 13.1 hereof.

“Independent Manager” – means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Holdco and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Holdco or any of its equityholders or Affiliates (other than as an Independent Manager of Holdco an Affiliate of Holdco that is not in the direct chain of ownership of Holdco and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Holdco or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to Holdco or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Manager of a “special purpose entity” affiliated with Holdco shall be qualified to serve as an Independent Manager of Holdco, provided that the fees that such individual earns from serving as an Independent Manager of affiliates of Holdco in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Individual Property” – means each Property identified as such on Exhibit F hereto.

“Insurance Expiration Date” – has the meaning ascribed to such term in Section 4.2 hereof.

“Insurance Impound” – has the meaning ascribed to such term in Section 4.2 hereof.

“Insurance Premiums” – has the meaning ascribed to such term in Section 4.2 hereof.

“Insurance Proceeds” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Interest Holder” – has the meaning ascribed to such term in Section 15.1(c)(ii)(A) hereof.

“Intermediate Holdco” – means, collectively, TRT NOIP Fixed CA LP Holdco LLC, a Delaware limited liability company, TRT NOIP CEVA Lease Holdco LLC, a Delaware limited liability company, TRT NOIP Connection - Irving LP LLC, a Delaware limited liability company, TRT NOIP Glenville - Richardson LP LLC, a Delaware limited liability company and TRT NOIP Sunset Hills - Reston LLC, a Delaware limited liability company.

“Late Charge” – has the meaning ascribed to such term in Section 2.3(a) hereof.

“Lease” and “Leases” – mean any and all present and future leases of the Property or any portion thereof, and all licenses and all other agreements of any kind relating to the use or occupancy of the Property or any portion thereof.

“Lease Documents” – has the meaning ascribed to such term in Section 7.4(f) hereof.

“Lease Payment Event” – has the meaning ascribed to such term in Section 7.4(c) hereof.

“Leasing Costs” – has the meaning ascribed to such term in Section 4.4.3 of Exhibit E attached hereto.

“Lender” – has the meaning ascribed to such term in the preamble hereto, or any successors in interest thereto.

“Lender Group” – has the meaning set forth in Section 16.35(b) hereof.

“Letter of Credit Assignment” – has the meaning ascribed to such term in Section 7.4(g) hereof.

“Liabilities” – has the meaning set forth in Section 16.35(b) hereof.

“Liability Policy” – has the meaning ascribed to such term in Section 12.1(c) hereof.

“LLC Agreement” – has the meaning ascribed to such term in Section 5.2(h) hereof.

“Loan” – means the principal sum that Lender agrees to lend and Borrower agrees to borrow, pursuant to the terms and conditions of this Agreement.

“Loan Documents” – means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed and identified on Exhibit C attached hereto.

“Lockbox Agreement” shall mean that certain Blocked Account Control Agreement, or similar replacement account control agreement reasonably approved by Lender, by and among Borrower, Lockbox Bank and Lender.

“Lockbox Bank” shall mean U.S. Bank National Association or any replacement bank reasonably approved by Lender under a Lockbox Agreement.

“Losses” – has the meaning ascribed to such term in Section 3.1(b) hereof.

“Major Lease” – has the meaning ascribed to such term in Section 7.4(b) hereof.

“Manager” – means the property manager approved by Lender in accordance with the terms of the Loan Documents.

“Managing Entity” – has the meaning ascribed to such term in Section 5.1(a) hereof.

“Material Action(s)” – means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Borrower or SPE Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower or SPE Party, to file a petition seeking, or consent to, reorganization or relief with respect to the Borrower or SPE Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower or SPE Party or a substantial part of its property, to make any assignment for the benefit of creditors of the Borrower SPE Party, to admit in writing the Borrower’s or SPE Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” – means a material adverse effect upon (i) the business or financial position or results of operation of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents, (iii) the Property or the value thereof, or (iv) the ability of the Guarantor to perform under the Guaranty.

“Material Contract” – means (i) any management agreement for the Property or (ii) any contract or other agreement relating to the operating, maintenance or construction of any Property which is in excess of $1,000,000.

“Maturity Date” – means July 1, 2020.

“Member” – has the meaning ascribed to such term in Section 5.2(k) hereof.

“Mezzanine Borrower” – means TRT NOIP Fixed Mezz Holdco LLC, a Delaware limited liability company.

“Mezzanine Lender” – means iStar Financial Inc. and its successors and permitted assigns.

“Mezzanine Loan” – means (1) that certain mezzanine loan in the original principal amount of $39,438,205 (as may be increased to $57,870,000.00 upon the Earn-Out Advance) made on the date hereof from Mezzanine Lender to Mezzanine Borrower or (2) any New Mezzanine Loan.

“Mezzanine Loan Agreement” – means that certain Loan Agreement evidencing the Mezzanine Loan entered into by Mezzanine Lender and Mezzanine Borrower.

“Mezzanine Loan Documents” – means those loan documents entered into by Mezzanine Borrower in connection with a Mezzanine Loan.

“Mezzanine Pledge Agreement” – means any pledge agreement securing a Mezzanine Loan.

“Moody’s” – means Moody’s Investor Service, Inc.

“Mortgage” – means, as applicable and whether one or more, that certain Mortgage and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), or Deed to Secure Debt and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing), executed by Borrower in favor of Lender, granting to Lender security interests in the Property as security for the Loan.

“Mortgagor” – means the grantor, trustor, mortgagor, or borrower, as applicable, granting or conveying the liens under the Mortgage.

“Net Operating Income” – means Operating Income less Operating Expenses.

“Net Restoration Proceeds” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“New Mezzanine Intercreditor” – has the meaning ascribed to such term in Section 15.2(f) hereof.

“New Mezzanine Lender” – has the meaning ascribed to such term in Section 15.2(e) hereof.

“New Mezzanine Loan” – has the meaning ascribed to such term in Section 15.2 hereof.

“New Note” – means a new promissory note in a principal amount equal to (x) the Release Price in the case of a Partial Defeasance or (y) the difference between (i) the Allocated Loan Amount applicable to the Northrop VA Property and (ii) fifteen percent (15%) of the outstanding principal balance of the Loan or (z) the amount necessary to cure a Cash Trap Event Period.

“Non- Holdco Member” – has the meaning ascribed to such term in Section 5.2(h) hereof.

“Non-Consolidation Opinion” – has the meaning ascribed to such term in Section 5.2(f) hereof.

“Northrop TI Cap” – has the meaning ascribed to such term in Section 4.4.1 of Exhibit E attached hereto.

“Northrop VA” – means Northrop Grumman Systems Corporation, as tenant at the Northrop VA Property.

“Northrop VA Borrower” – has the meaning set forth in Section 2.1(b) hereof.

“Northrop VA Event” – means the failure of Northrop VA to renew its Lease on or before the latest notice date permitted pursuant to the Northrop VA Lease.

“Northrop VA Lease” – means that certain Deed of Lease dated July 27, 1999, by and between Northrop VA Borrower, successor-in-interest to 7555-7575 Colshire Drive LLC, successor-in-interest to WestGroup Properties LLC, as landlord, and Northrop Grumman Information Technology, Inc., successor-in-interest to PRC Inc., as tenant, as amended by First Amendment to the Deed of Lease dated July 27, 1999, as further amended by the Second Amendment to the Deed of Lease dated March 30, 2001, as further amended by the Third Amendment to the Deed of Lease dated April 30, 2002, as modified by the Assignment and Assumption dated May 14, 2002, as further modified by Letter regarding landlord ownership dated May 21, 2003, as supplemented by the Guaranty dated July 23, 1999, as further supplemented by that certain Commencement Notice dated June 5, 2001, and as further supplemented by the Northrop Grumman Corporation Payment and Performance Guaranty dated April 25, 2002.

“Northrop VA Property” – means the Property located at 7555 Colshire Drive, McLean, Virginia.

“Note” – means that certain Promissory Note (Secured) of even date herewith, in the original principal amount of the Loan, executed by Borrower and payable to the order of Lender, or the Amended Note, as applicable, as the same may be hereafter amended, restated, supplemented, replaced, extended or otherwise modified from time to time.

“Note Rate” – means a fixed annual rate of 5.455%.

“Obligor” – means any of Borrower or Guarantor.

“Open Period Start Date” – means May 1, 2020.

“Officer’s Certificate” – means a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” – means all expenses, computed in accordance with generally accepted accounting principles or other sound and prudent accounting principles approved by Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication), Taxes, Insurance Premiums, management fees payable under any Management Agreement, costs attributable to the ordinary operation, repair and maintenance of the systems for heating, ventilation and air conditioning, advertising expenses, license fees, utilities, payroll and related taxes, computer processing charges, operating equipment or other lease payments as approved by Lender, ground lease payments, bond assessments and other similar costs, in each instance, actually incurred by Borrower. Operating Expenses shall not include Debt Service, capital expenditures, extraordinary expenditures, tenant improvement costs, leasing commissions regardless of whether or not paid from escrows required by the Loan Documents, or other expenses which are paid from escrows required by the Loan Documents, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party, federal, state or local income taxes, any non-cash charges such as depreciation and amortization and reserves for bad debt (to the extent such amounts have otherwise been incorporated in the determination of Adjusted Actual Net Operating Income), and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant.

“Operating Income” – means all revenue, computed in accordance with generally accepted accounting principles or other sound and prudent accounting principles approved by Lender, derived from the ownership and operation of the Property from whatever source, including, without limitation, rental income reflected in a current rent roll pursuant to Leases which are in full force and effect (whether denominated as basic rent, additional rent, escalation payments, electrical payments or otherwise), common area maintenance recoveries, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, business interruption, rent loss or other similar insurance proceeds and other miscellaneous income. Operating Income shall not include non-cash straight-line rent adjustments, non-cash amortization of market rents, Insurance Proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period), Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period), proceeds of any financing, proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein, capital contributions or loans to Borrower or an Affiliate of Borrower, any item of income otherwise includable in Operating Income but paid directly by any tenant to a Person other than Borrower, any other extraordinary, non-recurring revenues, Payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, Payments paid by or on behalf of any tenant under a Lease the demised premises of which are not occupied either by such tenant or by a sublessee thereof (unless, with the exception of Northrop VA (following the Earn-Out Advance), such tenant maintains a credit rating of BBB- or better), Payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease, sales tax rebates from any Governmental Authority, sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, interest income from any source other than the Impounds required pursuant to this Agreement or the other Loan Documents, unforfeited security deposits, utility and other similar deposits, income from any Tenant that is in a monetary default beyond all notice and cure periods under its Lease or any disbursements to Borrower from the Impounds.

“Optional Default” – has the meaning ascribed to such term in Section 9.1(a) hereof.

“P&I Payment Amount” – means (i) One Million Forty-Five Thousand One Hundred Ninety-Two and 28/100 Dollars ($1,045,192.28) and (ii) in the event the Earn-Out Advance shall have been made, One Million Six Hundred Forty-Nine Thousand Seven Hundred Eight and 90/100 Dollars ($1,649,708.90), each based on the Note Rate and the Amortization Period as it applies to the Note, as such amount may be adjusted by an Amended Note.

“Partial Defeasance” – means a Defeasance of one or more (but less than all) Individual Properties.

“Partial Release” – means a partial release of the Mortgage with respect to any Individual Property in connection with a Partial Defeasance.

“Patriot Act” – has the meaning as set forth in Section 5.1(l) hereof, as the same may be amended, modified and/or supplemented from time to time, together any and all successor statutes and laws and any and all rules, regulations and orders promulgated pursuant thereto.

“Payments” – means payments in connection with the Leases as defined in the Mortgage.

“Periodic Treasury Yield” – has the meaning ascribed to such term in Section 10.2(a).

“Permitted Encumbrances” – means, collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) all liens, encumbrances and other matters disclosed in the title insurance policy delivered to Lender in connection with the Loan, (c) liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a bankruptcy proceeding.

“Person” – means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint- stock company, bank, trust, land trust, estate, association, joint stock company, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Plan” – has the meaning ascribed to such term in Section 5.1(i) hereof.

“Policies” and “Policy” – have the respective meanings ascribed to such terms in Section 12.3 hereof.

“Prepayment Lockout End Date” – means the calendar day immediately preceding the Open Period Start Date.

“Prepayment Lockout Period” – means the period from and including the Effective Date to and including the Prepayment Lockout End Date.

“Prohibited Equity Transfer” – has the meaning ascribed to such term in Section 15.1(c)(i) hereof.

“Prohibited Property Transfer” – has the meaning ascribed to such term in Section 15.1(b)(i) hereof.

“Property” – means each individual property or all of that certain real property, as the context may require, described on Exhibit B attached hereto and incorporated herein for all purposes, together with all improvements thereon and other property as more particularly described in the Mortgage.

“Qualified Manager” – means (i) a nationally recognized and reputable property management company with at least five (5) years’ experience managing at least 500,000 square feet of properties similar in size and type to the Property, but not including the Property, (ii) a management company approved by Lender in its reasonable discretion and for which Lender shall have received written confirmation from the applicable Rating Agencies that such manager will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such manager succeeding the then currently existing manager, (iii) any management company which is an Affiliate of Borrower, (iv) the property managers set forth on Schedule A-10 attached hereto, which entities are the property managers under property management agreements which have been assumed by Borrower and/or (v) the tenants set forth on Schedule A-10 attached hereto, which tenants are self managing the applicable Property in connection with their respective Leases.

“Qualified Transferee” shall mean (a) Lender or any affiliate of Lender, (b) Dividend Capital Total Realty Trust, Inc., or (c) one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (c)(i) or (c)(ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled by any of the entities described in clause (a), clause (b) or clauses (c)(i). (c)(iii) or (c)(vi) of this definition;

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the New Mezzanine Loan (collectively, “Securitization Vehicles”), so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition and (2) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (v), such Person must be replaced by a Person meeting the requirements of this clause (v) within thirty (30) days;

(vi) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (c)(i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition; or

(vii) a Qualified Trustee or Person that is otherwise a Qualified Transferee, in each case, acting as trustee, administrative agent or collateral agent, for one or more Persons with respect to a revolving credit facility, bond, term loan or other financing (which may be in form of repurchase arrangements) with a committed or funded amount, as of the initial closing thereof, of at least $500,000,000.

“Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agency” or “Rating Agencies” – means any one or more of Dominion Bond Rating Services, Inc., Fitch, Inc., Moody’s Investors Service, Inc., S&P, Realpoint, LLC and any other nationally-recognized statistical rating organization that is designated by Lender (and any successor to the foregoing); provided that the foregoing shall only be deemed to be included within the definition of “Rating Agencies” hereunder to the extent that the same have rated (or are reasonably anticipated by Lender to rate) the securities associated with the Securitization of the Loan.

“REA” – means, individually and/or collectively (as the context may require), each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Property, if any, as more particularly described on Schedule 5.1(v) attached hereto and any future reciprocal easement or similar agreement affecting the Property entered into in accordance with the applicable terms and conditions hereof.

“Registration Statement” – has the meaning set forth in Section 16.35(b) hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.

“Related Party” and “Related Parties” – have the meaning ascribed to such term in Section 5.2(n)(i) hereof.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“Release Date” – means the date upon which a Partial Release is completed.

“Release Price” – means the greater of (i) one hundred twenty percent (120%) of the Allocated Loan Amount and (ii) an amount that causes the Debt Yield after the Partial Release to be no less than (A) the Closing Date Debt Yield and (B) the Debt Yield immediately prior to such Partial Release.

“Release Property” – means the Individual Property or Properties subject to a Partial Release.

“Release Request” – means Borrower’s written request for a Partial Release.

“Remainder Property” – means any Individual Property or Properties that are not released from the lien of the Mortgage as a result of a Partial Defeasance.

“REMIC” – means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Rent Roll” – has the meaning ascribed to such term in Section 5.1(j) hereof.

“Responsible Officer” – means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Reston VA Borrower” – has the meaning set forth in Section 5.2(n) hereof.

“Restoration” – has the meaning ascribed to such term in Section 12.8 hereof.

“Restoration Proceeds” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Restoration Proceeds Threshold” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Restricted Account” – has the meaning ascribed to such term in the Cash Management Agreement.

“Restricted Party” – has the meaning ascribed to such term in Section 15.1(a) hereof.

“S&P” – means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secondary Market Transaction” and “Secondary Market Transactions” – have the meaning ascribed to such terms in Section 16.12 hereof.

“Secured Obligations” – has the meaning ascribed to such term in the Mortgage.

“Securities Act” – has the meaning set forth in Section 16.35(a) hereof.

“Securitization” – has the meaning set forth in Section 16.35(a) hereof.

“Security Documents” – means, collectively, the Mortgage, the Guaranty and any and all other agreements, instruments, certificates and/or documents prepared or executed as security for the Note and this Agreement.

“Separateness Provisions” – has the meaning ascribed to such term in Section 5.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPE Party” – means GP SPE Party, Intermediate Holdco and Holdco, as applicable.

“Special Member” – has the meaning ascribed to such term in Section 5.2(k) hereof.

“Startup Day” – means the “startup day” within the meaning of Section 860G(a)(9) of the Code, of a “real estate mortgage investment conduit,” as defined in Section 860D of the Code, that holds the Note.

“State” – means the state in which the Property is located.

“Substitute Property” – has the meaning ascribed to such term in Section 14.2 hereof.

“Substituted Property” – has the meaning ascribed to such term in Section 14.2 hereof.

“Substitute Release Price” – has the meaning ascribed to such term in Section 14.2(a)(N) hereof.

“Successor Borrower” – means an entity designated or approved by Lender whose sole purpose is to own the Defeasance Collateral delivered by Borrower under Article 11 and assume Borrower’s obligations with respect to the Loan or New Note, as applicable. Successor Borrower shall be a single purpose bankruptcy remote entity.

“Subsidiary” – has the meaning ascribed to such term in Section 5.2(n)(xiii) hereof.

“Taking” – has the meaning ascribed to such term in Section 12.7(a) hereof.

“Tax Impound” – has the meaning ascribed to such term in Section 4.1 hereof.

“Taxes” – has the meaning ascribed to such term in Section 4.1 hereof.

“TC Cap” – has the meaning ascribed to such term in Section 12.5 hereof.

“Terrorism Coverage” – has the meaning ascribed to such term in Section 12.5 hereof.

“Title Company” – means First American Title Insurance Corporation.

“Transfer” – has the meaning ascribed to such term in Section 15.1(a) hereof.

“TRIPRA” – has the meaning ascribed to such term in Section 12.5 hereof.

“TROP” – has the meaning ascribed to such term in Section 15.1(c)(ii)(A) hereof.

“TRT” – has the meaning ascribed to such term in Section 15.1(c)(ii)(A) hereof.

“UCC” – means the Uniform Commercial Code as adopted in the State where the Property is located.

“U.S. Obligations” – means direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Underwriter Group” – has the meaning set forth in Section 16.35(b) hereof.

“Windstorm Coverage” – has the meaning ascribed to such term in Section 12.1(b)(iii) hereof.

“Work” – has the meaning as ascribed to such term in Section 4.4.1 of Exhibit E attached hereto.

[NO FURTHER TEXT ON THIS PAGE]

EXHIBIT B

PROPERTY/ADDRESS INFORMATION

Property Address: See Schedule 1

B-1

EXHIBIT C

LIST OF LOAN DOCUMENTS AND CLOSING DOCUMENTS

1.	LOAN DOCUMENTS. The documents numbered 1.1 through 5.3 below of even date herewith (unless otherwise specified) and any amendments, modifications and supplements thereto which have received the prior written approval of Lender and any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement, are collectively referred to as the “Loan Documents”.

1.1	This Agreement;

1.2	Note;

1.3	Mortgage;

1.4	Absolute Assignment of Leases and Rents;

1.5	States of California, Colorado, Florida, Illinois, Kentucky, New Jersey, Ohio, Texas and Virginia Uniform Commercial Code - Financing Statement - Form UCC-1;

1.6	State of Delaware Uniform Commercial Code - Financing Statement - Form UCC-1;

1.7	Borrower’s Certification;

1.8	Certification of Taxpayer Identification Number and Non-Foreign Status;

1.9	Borrower Authorization Form;

1.10	Estoppel Certificates;

1.11	Cash Management Agreement;

1.12	O&M Letter Agreements;

2.	OTHER CLOSING DOCUMENTS.

A.	State Specific Documents/Affidavits:

2.1	Flood Hazard Notices;

B.	Opinions:

2.1	Bankruptcy Non-Consolidation Opinion of Borrower’s legal counsel;

2.2	Formation, Existence and Authority Opinions;

2.3	Enforceability Opinions;

3.	ORGANIZATIONAL DOCUMENTS.

3.1	Certificate of Limited Partnership Borrower;

3.2	Certificate of Limited Liability Company Borrower;

3.3	Certificate of Limited Partnership Guarantor;

C-1

4.	TITLE COMPANY DOCUMENTS.

4.1	Title Company Escrow Instruction Letter;

4.2	Closing Statement;

5.	MISCELLANEOUS DOCUMENTS.

5.1	Hazardous Materials Indemnity Agreement (Unsecured); and

5.3	Limited Guaranty.

C-2

EXHIBIT D

LITIGATION DISCLOSURES

Claimant	Location	Date of Loss	Description of Incident	Reserve Amount	Status
Sharon Edwards	6 Sylvan Way	12/8/2005	slip & fall on snow/ice	$10,000	Law suit - discovery ongoing

D-1

EXHIBIT E

ADDITIONAL IMPOUNDS

4.4.1	DEFINITIONS.

“Cost Breakdown” shall mean a reasonably detailed description and cost breakdown of the Work to be paid or reimbursed from the disbursement from the applicable Impound.

“Work” shall mean any work performed and to be paid from the disbursement from the applicable Impound.

“General TI Cap” shall mean (i) in the event Northrop VA renews its Lease pursuant to the terms of its Lease or the Earn-Out Advance shall not have occurred, $11,000,000, as such amount may be reduced as a result of releases of Release Properties as set forth in Exhibit F attached hereto, or (ii) in the event Northrop VA fails to renew its Lease pursuant to the terms of such lease (following the Earn-Out Advance), $30,000,000 (“Northrop TI Cap”), which such Northrop TI Cap shall not be reduced in any event as a result of releases of Release Properties (other than the release of the Northrop VA Property, and in such event clause (i) hereof shall apply).

4.4.2	INTENTIONALLY OMITTED.

4.4.3	TENANT IMPROVEMENT IMPOUNDS.

(a)	General TI Impound. Borrower shall deposit with Lender the following amounts (collectively, “General TI Impound”): (i) $281,250.00 commencing on July 1, 2012 in the event the Earn-Out Advance is made and (ii) $177,083.33 commencing on July 1, 2013 in the event the Earn-Out Advance is not made (each such amount, the “General TI Deposit”) and on each Due Date after such respective date until such time as the General TI Impound equals or exceeds the amount of the General TI Cap whereupon (provided no Default has then occurred and is continuing) further deposits shall be suspended. Upon the occurrence of a Default, deposits hereunder shall resume commencing with the next ensuing Due Date and shall continue until the Default shall have been cured. If the General TI Impound is drawn upon and the balance of such impound falls below the General TI Cap, deposits hereunder shall resume commencing with the next ensuing Due Date and shall continue until the General TI Cap is again achieved. Notwithstanding the foregoing, in the event that rollover of tenants at the Property (based on both Lease renewals and future leasing) exceeds twenty percent (20%) of Adjusted Actual Net Operating Income in any one year or forty percent (40%) in any two year period from July 1, 2017 to July 1, 2021, the General TI Cap shall not be in effect. In the event that rollover of tenants at the Property falls below the thresholds set forth in the previous sentence, the General TI Cap shall be reinstated and, provided no Default is continuing, any General TI Impound funds in excess of the General TI Cap shall be returned to Borrower. The General TI Impound shall be used to pay or reimburse Borrower for tenant improvements, leasing commissions and other leasing costs (collectively, “General TI Leasing Costs”) that may be required for new or renewal tenants in the Property. So long as no Default exists, Lender shall disburse funds from the General TI Impound to Borrower monthly, on a space by space basis. Lender shall disburse funds from the General TI Impound for any space in accordance with Section 4.4.3(d) hereof. All funds held in the General TI Impound that are directly related to a Property that is to be released from the encumbrance of the Loan in accordance with the terms and conditions of this Agreement shall be released from the General TI Impound and delivered to Borrower upon the release of said Property, and the monthly amount payable by Borrower on each Due Date will be adjusted downward by the corresponding impound amount set forth on Exhibit F hereto for the Released Property.

(b)	Designated TI Impound. Borrower shall deposit with Lender (collectively, “Designated TI Impound”) (i) an amount equal to $2,243,534.00 on the Disbursement Date for the currently identified tenant improvements, leasing commissions and other leasing costs (collectively, the “Designated TI Leasing Costs”) that may be required for new or renewal tenants of the spaces in amounts identified on Exhibit E-2 attached hereto and (ii) any and all Lease-termination payments received by Borrower (collectively, the “Lease Termination Payments”). The portion of the Designated TI Impound to be disbursed with respect to such space shall (subject to (y) below) be equal to the actual costs incurred for tenant improvements, leasing commissions and other leasing costs for such space pursuant to evidence as required by Section 4.4.3(d) hereof. So long as no Default exists, Lender shall disburse funds from the Designated TI Impound (x) to pay or reimburse Borrower in accordance with Section 4.4.3(d) hereof and (y) to return Lease Termination Payments to Borrower upon the execution of a new lease for the space for which the applicable Lease Termination Payment was received. So long as no Default exists, Lender shall disburse funds from the Designated TI Impound to pay or reimburse Borrower in accordance with Section 4.4.3(d) hereof. Provided no Default is continuing and upon payment of all Designated TI Leasing Costs, any funds remaining in the Designated TI Impound shall be disbursed to Borrower at the direction of Borrower. All funds held in the Designated TI Impound that are directly related to a Property that is to be released from the encumbrance of the Loan in accordance with the terms and conditions of this Agreement shall be released from the Designated TI Impound and delivered to Borrower upon the release of said Property.

(c)	Northrop VA Deposits. Following the Earn-Out Advance, in the event of a Northrop VA Event, the General TI Cap shall increase to the Northrop TI Cap. At Borrower’s option, either the General TI Deposit shall be increased or Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the General TI Impound in an amount determined by Lender that would cause the General TI Impound to meet the Northrop TI Cap no later than the date of the expiration of the Northrop VA Lease. All General TI Impounds over and above the $11,000,000.00 General TI Cap shall be released to Borrower upon the reletting of the Northrop VA space if the Earn-Out Advance shall have occurred.

(d)	Disbursements General TI Impound and Designated TI Impound. With respect to a General TI Impound and Designated TI Impound, Lender shall disburse funds to Borrower only upon Lender’s receipt and approval of each of the following items with respect to the applicable space, which Borrower agrees are reasonable:

(i)	Borrower’s written request for such disbursement, including the name of the tenant and the location and total net rentable square feet contained in the applicable space;

(ii)	a complete copy of a fully executed new lease of the applicable space or a renewal or extension of the current lease of such space, certified by Borrower to be such;

(iii)	with respect to any disbursement which, when added to all prior disbursements, equals ninety percent (90%) or less of the original Impound for such space:

(1)	the Cost Breakdown of the Work;

(2)	a certification of an authorized officer of Borrower that:

(i)	the Cost Breakdown is accurate and all Work shown in the Cost Breakdown has been completed lien-free, in a workmanlike manner and in accordance with the requirements of the Lease and all applicable laws;

(ii)	Borrower has actually paid or incurred the Leasing Costs to be paid or reimbursed from the disbursement; and

(iii)	the Leasing Costs to be paid or reimbursed from the disbursement are not in excess of the market-rates for these items;

(3)	paid receipts evidencing that the Work has been fully paid (provided, however, that such paid receipts shall not be required in the event Borrower is requesting funds to pay the applicable contractors or subcontractors rather than requesting a reimbursement for costs already paid);

(4)	lien waivers evidencing that the Work has been completed lien free;

(5)	if required by Lender, an inspection report issued by an inspector selected and retained by Lender, the cost of which shall be paid by Borrower, evidencing that all Work covered by the disbursement has been completed in a workmanlike manner and in accordance with applicable building codes; and

(6)	if required by Lender, such other evidence as may be reasonably necessary to verify the current accuracy of the certification and any inspection report, the costs of which shall be paid by Borrower;

(iv)	with respect to any disbursement which, when added to all prior disbursements, equals more than ninety percent (90%) of the original Impound for such space the following additional items shall be required:

(1)	a current estoppel certificate executed by the tenant of the space which shall include, without limitation, such tenant’s acknowledgment that:

(i)	the Lease is in full force and effect and neither Borrower nor the tenant is in default thereunder;

(ii)	all Work required under the Lease has been satisfactorily completed and all tenant allowances required to be paid under the Lease have been paid in full and the tenant claims no offset rights or rent credits with respect to such Work;

(iii)	all conditions to the tenant’s occupancy of the space and the payment of rent have been satisfied; and

(iv)	the tenant is in actual occupancy of and conducting business in the space.

(2)	if required by Lender, such other evidence as may be necessary to verify the current accuracy of the estoppel certificate, the costs of which shall be paid by Borrower; and

(3)	Borrower shall complete the lien-free performance or installation of the Work in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

For purposes on this Section 4.4.3, the term “Leasing Costs” shall mean, as applicable, the General TI Leasing Costs and/or the Designated TI Leasing Costs.

4.4.4	MAINTENANCE AND CAPITAL IMPOUNDS.

(a)	Intentionally Omitted.

(b)	Intentionally Omitted.

(c)	Capital Expenditures Impound. Borrower shall deposit with Lender the following amount(s) (collectively, “Capital Expenditures Impound”): an annualized amount equal to $0.20 per square foot of net rentable area on each Due Date commencing with the First P&I Due Date. The Capital Expenditures Impound shall be used for payment or reimbursement of the Capital Expenditures (defined below). So long as no Default exists, Lender shall disburse funds from the Capital Expenditures Impound to Borrower monthly, in increments of at least $5,000.00 or more per disbursement, to pay or reimburse Borrower for the Capital Expenditures, in accordance with Section 4.4.4(d) hereof. No deposits into the Capital Expenditures Impound shall be required with respect to any Property leased to a single tenant that is responsible for capital improvements and repairs under its Lease, provided (a) no Default is continuing, (b) such tenant is not in material default under its Lease beyond all applicable notice and cure periods provided therein, and (c) Borrower enforces the terms of the Lease requiring the applicable tenant to make such repairs and improvements. With respect to a Property for which no Capital Expenditures Impound is being required, if any of the foregoing conditions are not satisfied or if the applicable tenant fails to extend or renew its Lease within the time periods set forth in such Lease, Borrower shall commence making Capital Expenditure Impound deposits with respect to such Property not to exceed an annualized amount equal to $0.20 per square foot of net rentable area upon Lender’s written demand. All funds held in the Capital Expenditures Impound that are directly related to a Property that is to be released from the encumbrance of the Loan in accordance with the terms and conditions of this Agreement shall be released from the Capital Expenditures Impound and delivered to Borrower upon the release of said Property.

(d)	Disbursements from the Capital Expenditures Impound. Lender shall pay to and/or reimburse Borrower out of the Capital Expenditures Impound upon receipt and approval by Lender of the following items, which Borrower agrees are reasonable:

(i)	a Cost Breakdown of the Work;

(ii)	a certification of an authorized officer of Borrower that the Cost Breakdown is accurate and all Work shown on the Cost Breakdown has been completed lien-free, in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations;

(iii)	paid receipts evidencing that the Work has been fully paid (provided, however, that such paid receipts shall not be required in the event Borrower is requesting funds to pay the applicable contractors or subcontractors rather than requesting a reimbursement for costs already paid);

(iv)	lien waivers evidencing that the Work has been completed lien free;

(v)	if required by Lender, an inspection report issued by an inspector selected and retained by Lender, the cost of which shall be paid by Borrower, evidencing that all Work covered by the disbursement has been completed in a workmanlike manner and in accordance with applicable building codes;

(vi)	if required by Lender, a title search for the Property indicating that the Property is free from all liens, claims, and other encumbrances not previously approved by Lender;

(vii)	if required by Lender, such other evidence as may be reasonably necessary to verify the current accuracy of the certification and any inspection report, the costs of which shall be paid by Borrower; and

(viii)	Borrower shall complete the lien-free performance or installation of the Work in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

All Impounds set forth in this Exhibit E shall be maintained in an account which will bear interest for the benefit of Borrower.

EXHIBIT E-1

LIST OF WORK

Attached

E-1-1

Northrop VA Property – In the event the Earn-Out Advance has been made

Attached

E-1-2

EXHIBIT E-2

DESIGNATED TI IMPOUND AMOUNTS

2000 Corporate Center Drive, Newbury Park, CA: $2,243,534.00

E-2-1

EXHIBIT F

ALLOCATED LOAN AMOUNT FOR EACH INDIVIDUAL PROPERTY

Loan No.	Address	County	Allocated Loan Amount	Reduction in General TI Deposit (per annum)	Reduction in General TI Deposit* (per annum)	Reduction in General TI Cap (clause (i) only)	Reduction in General TI Cap (clause (i) only)*
31-0909757	2000 & 21000 Corporate Center Drive, Newbury Park, CA	Ventura	$13,094,034.00	$187,000.00	$192,000.00	$625,000.00	$968,000.00

31-0909757	3701 Doolittle Drive, Redondo Beach, CA	Los Angeles	$10,755,814.00	$148,000.00	$152,000.00	$496,000.00	$768,000.00

31-0909757	5200 Sheila Street, Commerce, CA	Los Angeles	$9,352,882.00	$103,000.00	$106,000.00	$344,000.00	$532,000.00

31-0909757	1920 E. Maple Drive, El Segundo, CA	Los Angeles	$17,770,475.00	$110,000.00	$114,000.00	$369,000.00	$571,000.00

31-0909757	6000 Connection Drive, Irving, TX	Dallas	$25,065,723.00	$336,000.00	$345,000.00	$1,125,000.00	$1,740,000.00

31-0909757	1460 N. Glenville Drive, Richardson, TX	Dallas	$3,741,153.00	$53,000.00	$55,000.00	$178,000.00	$276,000.00

31-0909757	6 Sylvan Way, Parsippany, NJ	Morris	$17,162,538.00	$272,000.00	$279,000.00	$909,000.00	$1,407,000.00

31-0909757	1600-1601 SW 80th Street, Plantation, FL	Broward	$20,342,518.00	$297,000.00	$305,000.00	$992,000.00	$1,535,000.00

31-0909757	200 Corporate Drive, Dixon, IL	Lee	$9,352,882.00	$99,000.00	$102,000.00	$331,000.00	$513,000.00

31-0909757	11493 Sunset Hills Road, Reston, VA	Fairfax	$14,684,024.00	$127,000.00	$131,000.00	$426,000.00	$659,000.00

31-0909757	3201 Columbia Road, Richfield, OH	Summit	$9,119,060.00	$51,000.00	$53,000.00	$171,000.00	$265,000.00

31-0909757	1150 South Columbia Drive, Campbellsville, KY	Taylor	$12,158,746.00	$118,000.00	$122,000.00	$396,000.00	$613,000.00

F-1

Loan No.	Address	County	Allocated Loan Amount	Reduction in General TI Deposit (per annum)	Reduction in General TI Deposit* (per annum)		Reduction in General TI Cap (clause (i) only)		Reduction in General TI Cap (clause (i) only)*
31-0909757	15350-15395 Vickery Drive, Houston, TX	Harris	$20,015,167.00	$200,150.00	$203,724.00		$665,678.00		$1,030,238.00

31-0909757	18300 East 28th Avenue, Aurora, CO	Adams	$2,384,985.00	$23,850.00	$24,276.00		$79,322.00		$122,762.00

31-0909757*	7555 Colshire Drive, McLean, VA*	Fairfax*	N/A	N/A	$1,191,000.00	*	$3,893,000.00	*	N/A

*	In the event the Earn-Out Advance shall have been made.

F-2

EXHIBIT G

ADDITIONAL INSURANCE PROVISIONS

Pursuant to Section 12.2 hereof, Borrower, at its sole cost and expense, shall also obtain and maintain the coverage and/or policy marked below which shall comply with the requirements of Section 12 of this Agreement:

☒  Special Flood Hazard Coverage: Flood insurance in an amount equal to the lesser of (A) the outstanding principal balance of the Note or (B) the maximum amount of such insurance available for the type of property as the Property under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended. Borrower shall execute and deliver to Lender the Official Flood Notice provided by Lender, and, prior to Lender’s receipt of evidence of the related flood insurance policy, Borrower shall deliver to Lender a copy of the flood insurance application and evidence of payment for such insurance.

G-1

SCHEDULE 1

BORROWERS

1. TRT NOIP Corporate Center Drive – Newbury Park LP, a Delaware limited partnership (2000 & 21000 Corporate Center Drive, Newbury Park, CA)

2. TRT NOIP Doolittle – Redondo Beach LP, a Delaware limited partnership (3701 Doolittle Drive, Redondo Beach, CA)

3. TRT NOIP Sheila – Commerce LP, a Delaware limited partnership (5200 Sheila Street, Commerce, CA)

4. TRT NOIP Maple – El Segundo LP, a Delaware limited partnership (1920 E. Maple Drive, El Segundo, CA)

5. TRT NOIP Connection – Irving LP, a Delaware limited partnership (6000 Connection Drive, Irving, TX)

6. TRT NOIP Glenville – Richardson LP, a Delaware limited partnership (1460 N. Glenville Drive, Richardson, TX)

7. TRT NOIP Sylvan Way – Parsippany LLC, a Delaware limited liability company (6 Sylvan Way, Parsippany, NJ)

8. TRT NOIP SW 80 – Plantation LLC, a Delaware limited liability company (1600-1601 SW 80th Street, Plantation, FL)

9. TRT NOIP Corporate Drive – Dixon LLC, a Delaware limited liability company (200 Corporate Drive, Dixon, IL)

10. iStar CTL Sunset Hills – Reston LLC, a Delaware limited liability company (11493 Sunset Hills Road, Reston, VA)

11. TRT NOIP Columbia – Richfield LLC, a Delaware limited liability company (3201 Columbia Road, Richfield, OH)

12. TRT NOIP Columbia – Campbellsville LLC, a Delaware limited liability company (1150 South Columbia Drive, Campbellsville, KY)

13. TRT NOIP Eagle LP, a Delaware limited partnership (15350-15395 Vickery Drive, Houston, TX)

14. TRT NOIP East 28 – Aurora LLC, a Delaware limited liability company (18300 East 28th Avenue, Aurora, CO)

G-1

SCHEDULE 5.1(v)

DESCRIPTION OF REA’s

None

Schedule 16.31 - Page 1

SCHEDULE A-10

PROPERTY MANAGERS/TENANT MANAGERS

Property Managers

None.

Tenant Managers

	Tenant Manager	Property

1.	WellPoint, Inc.	2000 & 2100 Corporate Center Dr., Newbury Park, California

2.	Northrop Grumman Space & Mission	3701 Doolittle Drive, Redondo Beach, California

3.	Unified Western Grocers, Inc.	5200 Sheila Street, Commerce, California

4.	Equinix Operating Company, Inc.	1920 E. Maple Drive, El Segundo, California

5.	CEVA Freight LLC	(1) 15350 - 15395 Vickery Drive, Houston, Texas (2) 18300 East 28th Avenue, Aurora, Colorado

6.	Nokia Inc.	6000 Connection Drive, Irving, Texas

7.	Nortel Networks, Inc.	1460 N. Glenville Dr., Richardson, Texas

8.	Avis Budget Group, Inc.	6 Sylvan Way, Parsippany, New Jersey

9.	Crawford & Company	1600-1601 SW 80th Street, Plantation, Florida

10.	Spectrum Brands, Inc.	200 Corporate Drive, Dixon, Illinois

11.	Unysis Corporation	11493 Sunset Hills Road, Reston, Virginia

12.	Amazon.com Inc.	1150 South Columbia Drive, Campbellsville, Kentucky

13.	FedEx Ground Package Systems	3201 Columbia Road, Richfield, Ohio

Schedule 16.32 - Page 1